Exhibit 10.19

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CODING SOLUTIONS ACQUISITION, INC.
CODING SOLUTIONS MERGER SUB, INC.,
T-SYSTEM GROUP, INC.
AND
Cannae Holdings, Inc., AS SECURITYHOLDER REPRESENTATIVE
Dated as of November 12, 2019

Article I Definitions	2

Section 1.1	Defined Terms 2

Article II THE MERGER	16

Section 2.1	The Merger 16

Section 2.2	Effective Time; Closing 16

Section 2.3	Effect of the Merger 16

Section 2.4	Certificate of Incorporation, Bylaws, Directors and Officers of Surviving Company 17

Section 2.5	Effect of Merger on the Securities of the Constituent Corporations 17

Section 2.6	Treatment of Company Options 18

Section 2.7	Treatment of Company Restricted Stock 18

Section 2.8	[Intentionally Omitted] 18

Section 2.9	Surrender of Shares 18

Section 2.10	Consideration Adjustments 19

Section 2.11	Taking of Necessary Action; Further Action 21

Section 2.12	Withholding 22

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22

Section 3.1	Organization and Qualification; Subsidiaries 22

Section 3.2	Organizational Documents 22

Section 3.3	Authorization of Agreement 22

Section 3.4	Capitalization 23

Section 3.5	No Conflict; Required Filings and Consents 24

Section 3.6	Permits; Compliance with Law 25

Section 3.7	Financial Statements; Undisclosed Liabilities 25

Section 3.8	Absence of Certain Changes or Events 26

Section 3.9	Absence of Litigation 26

Section 3.10	Employee Benefit Plans; Labor Matters 27

Section 3.11	Taxes 30

Section 3.12	Properties 33

Section 3.13	Intellectual Property 33

Section 3.14	Material Contracts 36

Section 3.15	Environmental, Health and Safety 38

Section 3.16	Accounts Receivable 38

Section 3.17	Customers and Suppliers 38

Section 3.18	Insurance 39

Section 3.19	Bank Accounts 39

Section 3.20	Accounting Controls 39

Section 3.21	Related Party Transactions 39

Section 3.22	Brokers 40

Section 3.23	Government Contracts 40

Section 3.24	Export and Import Control Laws; Specified Business Conduct Laws 42

Section 3.25	Disclaimer 42

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	43

Section 4.1	Organization and Qualification; Subsidiaries 43

Section 4.2	Authorization of Agreement 43

Section 4.3	No Conflict; Required Filings and Consents 43

(continued)

Section 4.4	Brokers 44

Section 4.5	Financing 44

Section 4.6	Solvency 45

Section 4.7	Parent’s Due Diligence; Limitations on Representations and Warranties of the Company 45

Article V CONDUCT PRIOR TO THE CLOSING	46

Section 5.1	Company Covenants 46

Section 5.2	Access and Information 48

Article VI ADDITIONAL AGREEMENTS	49

Section 6.1	Public Announcements 49

Section 6.2	No Solicitation 49

Section 6.3	D&O Insurance 49

Section 6.4	Tax Matters 50

Section 6.5	Employee Matters 55

Section 6.6	Confidentiality 55

Section 6.7	Financing 56

Section 6.8	Affiliate Contracts and Balances 57

Section 6.9	Appropriate Action; Consents; Filings 57

Section 6.10	Trust Purchaser Termination Fee 58

Article VII CONDITIONS	58

Section 7.1	Conditions to Obligations of Each Party 58

Section 7.2	Additional Conditions to Obligations of Parent and Merger Sub 59

Section 7.3	Additional Conditions to Obligations of the Company 60

Article VIII INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES	61

Section 8.1	Indemnification 61

Section 8.2	Defense of Third Party Claims 62

Section 8.3	Other Claims, Payment 64

Section 8.4	Satisfaction of Claims 64

Section 8.5	Survival of Representations and Warranties, Liability Limitations 65

Section 8.6	Insurance Effect 65

Section 8.7	Tax Effect 66

Section 8.8	Mitigation 66

Section 8.9	Securityholder Representative; Fees and Expenses 66

Article IX TERMINATION, AMENDMENT AND WAIVER	67

Section 9.1	Termination 67

Section 9.2	Effect of Termination 68

Section 9.3	Amendment 68

Section 9.4	Waiver 68

Article X GENERAL PROVISIONS	68

Section 10.1	Notices 68

Section 10.2	Headings 69

Section 10.3	Severability 70

Section 10.4	Entire Agreement 70

(continued)

Section 10.5	Company Disclosure Schedule 70

Section 10.6	Assignment 70

Section 10.7	Parties in Interest 70

Section 10.8	Specific Performance 70

Section 10.9	Failure or Indulgence Not Waiver; Remedies Cumulative 71

Section 10.10	Governing Law; Waiver of Jury Trial 71

Section 10.11	Consent to Jurisdiction 71

Section 10.12	Personal Liability 71

Section 10.13	Counterparts 71

Section 10.14	Expenses 71

Section 10.15	Conflict of Interest 72

Section 10.16	Provisions Relating to Debt Financing Sources. 72

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description
Schedule I	Company Stockholder Approval
Schedule II	Knowledge of the Company
Schedule 4.7(b)	Certain Acknowledgments
Schedule 7.2(d)	Parent and Merger Sub Specified Closing Conditions
Schedule 7.3(c)	Company Specified Closing Conditions
Annex I	Net Working Capital Example
Annex II	Waterfall Example

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 12, 2019 by and among Coding Solutions Acquisition, Inc., a Delaware corporation (“Parent”), Coding Solutions Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), T-System Group, Inc., a Delaware corporation (the “Company”) and Cannae Holdings, Inc., a Delaware corporation, as representative of the Company Securityholders (the “Securityholder Representative”).
RECITALS
WHEREAS, the boards of directors or similar governing bodies of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective securityholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”), (ii) recommended that the Company Stockholders adopt and approve this Agreement and approve the Merger and (iii) authorized the Company, to execute, deliver and perform this Agreement and the Transactions;
WHEREAS, the Company has obtained the adoption and approval of this Agreement and approval of the Merger pursuant to an Action by Written Consent signed by each of the Company Stockholders, each of which is listed on Schedule I hereto, which shall constitute the “Company Stockholder Approval”;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company Stockholders and certain of their affiliates are entering joinder and release agreements with Parent (collectively, the “Joinder and Release Agreements”);
WHEREAS, concurrently with the execution of this Agreement, each of T-Sys Holdco, LLC (“Cannae Company Stockholder”) and TTCP Executive Fund - TS, LLC (“TT Company Stockholder” and together with Cannae Company Stockholder, the “Rollover Holders”) are entering into rollover agreements (collectively, the “Rollover Agreements”) with Coding Solutions Topco, Inc., a Delaware corporation and the sole shareholder of the sole shareholder of Parent (“TopCo”), pursuant to which, on the Closing Date but prior to the Effective Time, such Rollover Holders will exchange the Rollover Shares (defined below) for a number of newly issued shares of common stock, $0.001 par value per share, of Topco (“TopCo Shares”) in accordance with, and subject to the terms and conditions of, such Rollover Agreements (all of such transactions, the “Rollovers”);
WHEREAS, the parties intend that the Rollovers will each qualify as a transfer of property under Section 351 of the Code;
WHEREAS, the board of directors or similar governing body of Parent and Merger Sub have unanimously approved this Agreement, the Merger and the Transactions; and
NOW, THEREFORE, in consideration of the covenants, promises, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1. 1Defined Terms. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Accounting Arbitrator” shall have the meaning set forth in Section 2.10(d).
“Accounting Principles” shall have the meaning set forth in Section 2.10(b).
“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers receivable in respect of goods shipped, products sold or services rendered to such customers by the Company or any Subsidiary of the Company.
“Action” shall mean any litigation, claim, action, suit, proceeding, investigation, arbitral action, mediation, audit, enforcement, inquiry, examination or criminal prosecution or investigation, in each case by, before, filed with or otherwise involving a Governmental Authority, arbiter or mediator.
“Adjustment Calculation” shall have the meaning set forth in Section 2.10(b).
“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company or any Subsidiary is or has been a member.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“ASC 605 Income Statements” shall have the meaning set forth in Section 3.7(a).
“Authorized Action” shall have the meaning set forth in Section 8.9.
“Balance Sheet” shall have the meaning set forth in Section 3.7(a).
“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).
“Benefit Plans” shall have the meaning set forth in Section 3.10(a).
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
“Cash” shall mean all cash and cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits with original maturities of ninety (90) days of less) of the Company and its Subsidiaries. For the avoidance of doubt, (a) Cash shall be increased by the amount of deposits or other payments received by the Company and its Subsidiaries but not yet credited to the bank accounts of the Company or its Subsidiaries and (b) Cash shall be reduced by the amount of any outstanding, unpaid, uncleared or in transit checks, wires or other payments issued by the Company or its Subsidiaries but not yet deducted from the bank accounts of the Company or its Subsidiaries and any declared and unpaid dividends or distributions by the Company.

“Certificates” shall have the meaning set forth in Section 2.9(a).
“Certificate of Merger” shall have the meaning set forth in Section 2.2.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Balance Sheet” shall have the meaning set forth in Section 2.10(b).
“Closing Certificates” shall have the meaning set forth in Section 7.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Commitment Letters” means the Debt Commitment Letter and the Parent Equity Commitment Letter.
“Commercially Available Agreements” shall mean non-exclusive licenses of generally commercially available software.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Charter Documents” shall have the meaning set forth in Section 3.2.
“Company Disclosure Schedule” shall have the meaning set forth in Article III.
“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” shall mean all (a) Outbound IP Agreements, excluding non‑exclusive licenses to customers and end-users granted in the ordinary course of business consistent with past practice, non-exclusive, ancillary licenses granted to vendors, contractors and partners for them to provide services to the Company granted in the ordinary course of business consistent with past practice, and non-disclosure agreements entered in the ordinary course of business consistent with past practice; and (b) Inbound IP Agreements, excluding Commercially Available Agreements, licenses to Open Source Software, and non-disclosure agreements entered into in the ordinary course of business consistent with past practice.
“Company Material Adverse Effect” shall mean any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets (tangible or intangible), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Company Material Adverse Effect (provided that with respect to clauses (i), (ii), (iii) and (iv), such exclusions do not materially and disproportionately affect the Company or its Subsidiaries in a manner that is materially disproportionate from similarly situated businesses engaged in the same industry as the Company or its Subsidiaries): (i) any change or event generally affecting the industries or markets in which the Company conducts operations or the economy; (ii) general economic, capital market, financial or political conditions, worldwide or in any particular region; (iii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or direct consequences thereof; (iv) any change in applicable accounting requirements, principles or applicable Laws or the implementation or interpretation thereof (provided that this clause (iv) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP or applicable Law); (v) the announcement, pendency or consummation of the Transactions (provided that this clause (v) and the following clause (vi) do not apply in the context of the representations and warranties explicitly addressing the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, or any condition to Closing as it relates to such representations and warranties); (vi) any action taken or omission by the Company at Parent’s written request after the date hereof or expressly required to be taken pursuant to this Agreement; (vii) any failure of the Company to meet its financial projections (including, without limitation, revenues, bookings or earnings) relating to any period after the date hereof (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), or (b) would or would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.
“Company Options” shall have the meaning set forth in Section 3.4(b).
“Company Privacy Policies” shall mean each and every past or present, internal or public-facing policy, notice, and statement concerning the privacy, security, or the Processing of any Personally Identifiable Information.
“Company Products” shall mean all products (including software) and services from which the Company or any of its Subsidiaries has derived in the past six years or is currently deriving revenue from the sale, license, maintenance, subscription, support or provision thereof.
“Company Representatives” shall have the meaning as set forth in Section 6.2.
“Company Restricted Stock” shall mean any outstanding share of Common Stock that is subject to any vesting requirements that remain unsatisfied.
“Company Securities” shall mean the Company’s Common Stock, Company Restricted Stock and Company Options.
“Company Securityholder” shall mean the holders of Company Securities as of immediately prior to the consummation of the Rollovers, taken together.
“Company Stockholder” shall mean the holders of Common Stock as of immediately prior to the Effective Time, taken together.
“Company Stockholder Approval” shall have the meaning set forth in the recitals.
“Competing Transaction” shall have the meaning set forth in Section 6.2.
“Confidentiality Agreement” shall mean the Confidentiality Agreement, by and between the TripleTree, LLC and Carlyle Investment Management, L.L.C., dated September 16, 2019.
“Contract” shall mean any written or oral contract, agreement, instrument, commitment or understanding, including, without limitation, supply contracts, purchase orders, sale orders or commitments, customer agreements, mortgages, subcontracts, indentures, leases, subleases, licenses, sublicenses, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.
“Cooley” shall have the meaning set forth in Section 10.15.
“Current Government Contracts” means any Government Contract that is in effect on the date of this Agreement.
“Data Room” means all sub-folders to the “T-System” folder in that certain Firmex virtual data room titled “TTCP - RCMF Deal Room” hosted by TT Company Stockholder.
“Debt Commitment Letter” means the debt financing commitment letter between Parent and the lenders named therein, under which the lenders and other Persons party thereto have committed, on the terms and subject to the conditions set forth therein, to loan to Parent the amount set forth therein for the purposes of financing the Transactions, as such document may be amended or modified.
“Debt Financing” means the debt financing incurred or to be incurred under the Debt Commitment Letter.
“Debt Financing Sources” means the Persons, including the lenders that have committed to provide or arrange, or are considering committing to provide or arrange, any Debt Financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and, in each case, their respective successors and assigns.
“D&O Policy” shall have the meaning set forth in Section 6.3(b).
“Damages” shall have the meaning set forth in Section 8.1(a).
“Deductible” shall have the meaning set forth in Section 8.5(c).
“Deemed Value” shall mean, calculated on a per share basis, with respect to the Rollover Shares held by a Company Securityholder the greater of (i) the Rollover Amount attributable to such Rollover Shares and (ii) the fair market value of such Rollover Shares as determined in good faith by the board of directors of TopCo.
“Delaware Law” shall mean the General Corporation Law of the State of Delaware.
“Determination Time” means 11:59 p.m. Eastern Time on the Closing Date.
“Disputed Items” shall have the meaning set forth in Section 2.10(d).
“Effective Time” shall have the meaning set forth in Section 2.2.
“Employee List” shall have the meaning set forth in Section 3.10(h).
“Employee Awardholder” shall mean any holder of Company Restricted Stock who is or was an employee of the Company or any of its Subsidiaries at or prior to the Closing and who received his or her Company Restricted Stock in connection with the performance of services to the Company or any of its Subsidiaries as an employee thereof.

“Employee PII” means, with respect to any employee of the Company or any of its Subsidiaries, any information relating to such employee that alone, or in combination with other information held by the Company or any of its Subsidiaries, can be used, or is intended to be used, to specifically identify, contact or precisely locate such employee, including name, street address, telephone number, e-mail address, user name and password, photograph, government-issued identifier (including Social Security number, tax identification number, driver’s license number, or passport number), credit card number, bank information, or customer or account number, or biometric identifiers.
“Equity Financing” means the equity financing incurred or to be incurred under the Parent Equity Commitment Letter.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 3.10(e).
“Estimated Cash” shall have the meaning set forth in Section 2.10(a).
“Estimated Indebtedness” shall have the meaning set forth in Section 2.10(a).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.10(a).
“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.10(a).
“Exchange Shares” shall have the meaning set forth in the Rollover Agreements.
“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.
“Export and Import Control Laws” shall mean any United States or applicable non United States Law, regulation, or order governing (a) imports, exports, reexports, or transfers of information, products, services, software, or technologies from or to the United States or another country, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes on any Person, including all Laws administered by the US Treasury Department Office of Foreign Assets Control and all sanctions Laws or embargoes imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union; or (d) compliance with unsanctioned foreign boycotts.
“FAR” means the Federal Acquisition Regulation (48 C.F.R., Chapter 1).
“Final Cash” shall have the meaning set forth in Section 2.10(b).
“Final Indebtedness” shall have the meaning set forth in Section 2.10(b).
“Final Net Working Capital” shall have the meaning set forth in Section 2.10(b).

“Final Statements” shall have the meaning set forth in Section 2.10(b).“Final Transaction Expenses” shall have the meaning set forth in Section 2.10(b).
“Financial Statements” shall have the meaning set forth in Section 3.7(a).
“Financing Conditions” means: (a) with respect to the Debt Financing, the conditions precedent set forth in the Debt Commitment Letter; and (b) with respect to the Equity Financing, the conditions precedent set forth in Section 2(a) of the Parent Equity Commitment Letter.
“FIRPTA Certificate” shall have the meaning set forth in Section 6.4(a).
“Fraud” means an actual fraud (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) with respect to (i) the representations and warranties made pursuant to Article III (as modified by the Company Disclosure Schedule) or in any Rollover Agreement, Joinder and Release Agreement or Letter of Transmittal or (ii) any Closing Certificate, in each case, which involves a knowing and intentional misrepresentation of a fact material to the Company, any of its Subsidiaries, its or their respective businesses, a Company Securityholder or any of the Transactions, with the intent of inducing (x) Parent or Merger Sub to enter into this Agreement, (y) TopCo to enter into a Rollover Agreement and/or (iii) Parent, Merger Sub or TopCo to consummate any transaction contemplated hereby or thereby, including the Transactions, and upon which Parent, Merger Sub or TopCo have relied to their detriment.
“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries); Section 3.3 (Authorization of Agreement); Section 3.4 (Capitalization); Section 3.22 (Brokers); and (solely for purposes of Article VIII) Section 3.10(b)(ix) (Benefit Plans - Excluded Participants).
“GAAP” shall mean United States generally accepted accounting principles consistently applied, as in effect from time to time.
“General Survival Date” shall mean the date that is fifteen (15) months after the Closing Date.
“Governmental Authority” shall mean any federal, national, foreign, supranational, state, provincial, local or other government, governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of competent jurisdiction.
“Government Bid” means any quotation, offer, bid or proposal made by the Company or any of the Subsidiaries prior to the effective date of this Agreement that, if accepted, would result in or lead to a Government Contract. For avoidance of doubt, the term Government Bid includes only quotations, offers, bids, or proposals that have not expired and for which award has not been made.
“Government Contract” means any Contract of any kind between the Company or any of the Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, that is currently in effect, or that has been in effect at any time during the last six years.
“Healthcare Laws” means all applicable healthcare Laws relating to the regulation, provision or administration of, and payment for, healthcare services and items, including (a) anti-kickback, false claims, self-referral and fraud and abuse Laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§3729 et seq.), all criminal Laws relating to health care fraud and abuse, including but not limited to the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a); the beneficiary inducement law (42 U.S.C. 1320a-7a(a)(5)); (b) Medicare (Title XVIII of the Social Security Act); (c) Medicaid (Title XIX of the Social Security Act); (d) Laws relating to billing, coding, documentation or submission of claims for healthcare products and services; (e) HIPAA; and (f) in each case, all regulations promulgated thereunder.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, including those regulations addressing the privacy, security, maintenance, disclosure, confidentiality, and transmission of certain health related information that are promulgated at 45 CFR Parts 160, 162 and 164 (such regulations specifically, the “HIPAA Regulations”).
“Inbound IP Agreements” shall mean any license of, or other grant of rights to use, Intellectual Property granted to the Company or any Subsidiary of the Company from any third party.
“Incentive Plan” shall have the meaning set forth in Section 3.4(b).
“Income Taxes” means Taxes based on or measured by net income or earnings (however denominated).
“Income Tax Return” means any Tax Return that is required to be filed with a Governmental Authority that relates to Income Taxes during a particular period of time.
“Indebtedness” shall mean (a) any Liabilities for borrowed money or purchase money financing, capitalized lease obligations or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations for amounts drawn under acceptances, letters of credit, surety or performance bonds, contingent reimbursement liabilities with respect to letters of credit or similar facilities; (d) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items; (e) obligations for the deferred purchase price of property or services (other than any accounts payable or accrued expenses incurred in the ordinary course of business consistent with past practice and included as a liability in the Estimated Net Working Capital); (f) deferred compensation (including severance) owed to current or former employees of the Company; (g) an amount equal to 26% of the deferred revenue balance related to the Documentation Business of the Company and its Subsidiaries; and (h) any accrued and unpaid interest, fees, expenses on, and any prepayment premiums, penalties or similar contractual charges (including other contingent liabilities) in respect of, any of the foregoing.
“Indemnified Party” shall have the meaning set forth in Section 6.3(a).
“Insurance Policies” shall have the meaning set forth in Section 3.18(a).
“Intellectual Property” shall mean all intellectual property rights throughout the world, including all (a) patents, and rights in and to inventions, processes, developments, methods, formulae, algorithms, designs, technology and know-how; (b) trademarks, service marks, trade names, trade dress, Internet domain names and other source indicators, together with the goodwill associated therewith; (c) copyrights and rights in and to copyrighted works, including computer software, databases, documentation and related items; (d) registrations, provisionals, divisions, continuations, continuations‑in-part, re-examinations, re-issues, foreign counterparts, renewals, and applications for registration of anything in the foregoing clauses (a)-(c); and (e) rights in and to trade secrets and confidential, proprietary or non-public information.

“IRS” shall mean the U.S. Internal Revenue Service.
“Joinder and Release Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Knowledge of the Company” and any other phrases of similar import shall mean, with respect to any matter in question relating to the Company or its Subsidiaries, the actual knowledge of the individuals set forth on Schedule II, and the knowledge such individuals would reasonably be expected to have had he or she made reasonable inquiry within the Company and its Subsidiaries of Persons who would reasonably be expected to have knowledge of the relevant matters.
“Laws” shall mean any United States, federal, national, supranational, provincial, state, local, foreign or other statute, law, ordinance, regulation, rule, code, decision, decree, judgment, award, writ, injunction or other order or determination, or other requirement or rule of law.
“Leased Real Property” shall have the meaning set forth in Section 3.12(b).
“Leases” shall have the meaning set forth in Section 3.12(b).
“Letter of Transmittal” shall have the meaning set forth in Section 2.9(a).
“Liability” or “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether known or unknown, accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.
“Liability Cap” shall mean $9,750,000.
“Licensed Intellectual Property” shall mean all Intellectual Property that the Company or a Subsidiary of the Company is licensed to use.
“Liens” shall mean any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, claim, security interest, charge or encumbrance or transfer restriction (such as a right of first refusal or other similar rights) of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any Contract to give any security interest) and, with respect to securities, any option or other right to purchase or any restriction on voting or other rights. For the avoidance of doubt, the foregoing shall not include non‑exclusive licenses of or other grants of non-exclusive rights to use Intellectual Property.
“Material Contracts” shall have the meaning set forth in Section 3.14(a).
“Material Customers” shall have the meaning set forth in Section 3.17(a).
“Material Suppliers” shall have the meaning set forth in Section 3.17(b).
“Merger” shall have the meaning set forth in Section 2.1.
“Merger Consideration” shall mean (a) One Hundred and Thirty Million Dollars ($130,000,000) minus (b) the Rollover Amount; plus (c) the Final Cash; plus (d) an amount equal to the Final Net Working Capital minus the Target Net Working Capital (which resulting calculation may be positive or negative); minus (e) the Final Indebtedness; minus (f) the Final Transaction Expenses; provided, that, for purposes of preparing the Spreadsheet and determining the Merger Consideration payable in connection with the Closing pursuant to Section 2.5(a) and Section 2.9 (which, for clarity, is subject to the adjustments set forth in Section 2.10) (the “Closing Consideration”), (i) the Company shall use the Estimated Cash, the Estimated Net Working Capital, the Estimated Indebtedness and the Estimated Transaction Expenses and (ii) if such Closing Consideration would be less than $0.00, then the Exchange Shares held by each Company Securityholder, in accordance with such Company Securityholder’s Pro Rata Portion, shall be cancelled (and each such Exchange Share so cancelled shall be deemed to be cancelled at the Per Share Price

(as such term is defined in the Rollover Agreements)) to the extent necessary to reduce the Rollover Amount in clause (b) above (recalculated as if the Rollover Shares had not been exchanged for such canceled Exchange Shares)) such that the Closing Consideration equals $0.00.
“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.
“Net Working Capital” shall mean an amount (which may be negative) equal to the current assets of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries, in each case prepared in accordance with the Accounting Principles; provided that (a) current assets shall exclude (i) Cash, (ii) Income Tax assets, (iii) deferred Tax assets, (iv) any billed Accounts Receivable aged greater than 90 days that exceeds $2,678,000 as of the Closing Date, (v) any billed Accounts Receivable related to customer sites not going live and for which an equivalent amount of deferred revenue has been recorded on the Closing Balance Sheet and (vi) any unbilled Accounts Receivable for the Documentation Business of the Company and its Subsidiaries; and (b) current liabilities shall exclude Income Tax liabilities, Transaction Expenses, deferred Tax liabilities and Indebtedness. An example calculation of Net Working Capital prepared in accordance with the Accounting Principles and this definition as of the Balance Sheet Date is set forth on Annex I.
“Objection Notice” shall have the meaning set forth in Section 2.10(c).
“Open Source Software” means any software or content subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“Outbound IP Agreement” means any license of, or other grant of rights to use, Intellectual Property granted from the Company or any Subsidiary of the Company to any third party.
“Outside Date” shall have the meaning set forth in Section 9.1(e).
“Owned Intellectual Property” shall mean all Intellectual Property owned, or purported to be owned, by the Company or any Subsidiary of the Company.
“Parent” shall have the meaning set forth in the preamble to this Agreement.
“Parent Equity Commitment Letter” means the equity financing commitment letter between Parent and the investment funds named therein, naming the Company as an express third-party beneficiary (to the extent provided therein) and under which such investment funds have committed, on the terms and subject to the conditions set forth therein, to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the Transactions.
“Parent Indemnified Party” shall have the meaning set forth in Section 8.1(a).
“Parent Representatives” shall have the meaning set forth in Section 5.2.

“Parent Tax Contest” shall have the meaning set forth in Section 6.4(g)(iii).
“Payoff Letters” written confirmation in a form reasonably satisfactory to Parent from the holders of Indebtedness, as to all amounts owed by Company and its Subsidiaries as of the Closing.
“PCI DSS” means the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standards Council, as amended from time to time.
“Per Share Consideration” shall mean an amount equal to the (a) Merger Consideration plus the Rollover Amount; divided by (b) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Company Restricted Stock and the Rollover Shares).
“Permits” shall have the meaning set forth in Section 3.6.
“Permitted Liens” shall have the meaning set forth in Section 3.12(c).
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).
“Personally Identifiable Information” shall mean any information that (a) relates to an identified or identifiable individual or device, including name, street address, telephone number, e-mail address, user name and password, photograph, government-issued identifier (including Social Security number, tax identification number, driver’s license number, or passport number), credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used or is intended to be used to specifically identify, contact, or precisely locate a Person or device, including Employee PII, or (b) is governed, regulated or protected by one or more Laws concerning information relating to an identified or identifiable natural person, including PHI.
“PHI” or “Protected Health Information” has the meaning set forth in the HIPAA Regulations.
“Post-Closing Tax Period” shall mean any taxable period (including a portion of any Straddle Period) beginning after the Closing Date.
“Pre-Closing Tax Period” shall mean any taxable period (including a portion of any Straddle Period) ending on or before the Closing Date.
“Pre-Closing Taxes” shall mean (A) all Taxes for which the Company or any of its Subsidiaries are liable for any Pre-Closing Tax Period (including the pre-closing portion of any Straddle Period as determined in accordance with Section 6.4(d), but excluding for the avoidance of doubt any Taxes incurred by the Company or any of its Subsidiaries in a Post-Closing Tax Period that relate to the Company’s adoption of ASC 606 as described in Section 3.11 of the Company Disclosure Schedules); (B) any and all Taxes for which the Company or any of its Subsidiaries are liable as a result of their participation in a consolidated, combined or unitary group during any Pre-Closing Tax Period (including by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or corresponding provision under state, local or non-U.S. Law); (C) Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract (other than pursuant to Customary Commercial Contracts) or pursuant to any Law, which Taxes relate to an event or transaction occurring, or a Contract entered into, before the Closing; and (D) the portion of any Transfer Taxes that the Company Securityholders are responsible for pursuant to Section 6.4(f); in each case except to the extent such Taxes are reflected as a liability in the calculation of the Final Net Working Capital or are included in Indebtedness or Transaction Expenses (as finally determined hereunder). Notwithstanding the foregoing, Pre-Closing Taxes shall not include (a) any Transfer Taxes for which Parent is responsible pursuant to Section 6.4(f) hereof, (b) any Taxes resulting solely from a breach by Parent of Section 6.4, or (c) any Taxes of or attributable to TrustHCS, Trust Healthcare Consulting Services, LLC, WindRose Health Investors III, L.P., MTS III Splitter, L.P. or MTS III Coding Blocker Corp., or the acquisition thereof.

“Privacy and Security Laws” means all applicable laws, governmental orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of PII (including laws of jurisdictions where PII was collected), including, as applicable, data breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy and Security Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the GDPR, and all other similar international, federal, state, provincial, and local laws.
“Privilege Assets” means (a) any attorney-client privilege of the Company and its Subsidiaries, the Company Securityholders (in their capacities as such) or the Securityholder Representative as of the immediately prior to the Effective Time, in each case, to the extent pertaining to the Merger and the Transactions, and (b) all emails, correspondence, invoices, recordings, and other documents or files, evidencing or reflecting communications between the Company and its Subsidiaries, the Company Securityholders (in their capacities as such) or the Securityholder Representative, on the one hand, and Cooley, on the other hand, to the extent pertaining to the Merger and the Transactions and as to which there exists any attorney-client privilege of the Company and its Subsidiaries as of immediately prior to the Effective Time.
“Process” (and the corollary term “Processing”) means to perform any operation or set of operations upon electronic data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available electronic data.
“Pro Rata Portion” shall mean, with respect to each Company Securityholder, a fraction equal to (a) the aggregate Merger Consideration and Rollover Amount attributable to such Company Securityholder in respect of its Company Common Stock and Company Restricted Stock (including, for the avoidance of doubt, any Rollover Shares); divided by (b) the aggregate amount of the Merger Consideration and Rollover Amount attributable to all Company Securityholders in respect of their Company Common Stock and Company Restricted Stock (including, for the avoidance of doubt, any Rollover Shares).

“RWI Policy” shall mean that certain insurance policy (policy number QPL-07669112) issued by QBE Specialty Insurance Company to Cannae Holdings, Inc.
“Registered” shall mean issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Related Persons” shall have the meaning set forth in Section 3.21.
“RevCycle” means RevCycle+, Inc., a Delaware Corporation.
“Rollover Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Rollover Amount” means an amount equal to (a) the Cannae Rollover Amount (as defined in the Rollover Agreement with Cannae Company Stockholder) and (b) the TT Rollover Amount (as defined in the Rollover Agreement with TT Company Stockholder).
“Rollover Holders” shall have the meaning set forth in the recitals to this Agreement.
“Rollover Shares” means the number of shares of Common Stock equal to (a) the Rollover Amount divided by (b) the Closing Per Share Consideration.
“Rollovers” shall have the meaning set forth in the recitals to this Agreement.
“Securityholder Matter” shall mean (a) any error in the Spreadsheet, or (b) any claim by a Company Securityholder or former holder of Company Securities, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any Company Securities; (ii) any right of a Company Securityholder or equityholder in their capacity as such, including any option, preemptive right or right to notice or to vote; (iii) any claim by a Company Securityholder for contribution or other right under the Company Charter Documents, Subsidiary Charter Documents, any Contract between the Company and any holder of Company Securities related to such Company Securities or under any indemnification agreement between such Person and the Company or any Subsidiary of the Company; (iv) any claim that such Person’s shares were wrongfully repurchased by the Company; or (v) the allocation of any consideration to be received pursuant to this Agreement.
“Securityholder Representative” shall have the meaning set forth in the preamble to this Agreement.
“Securityholders’ Tax Contest” shall have the meaning set forth in Section 6.4(g)(iii).
“Settlement Date” shall have the meaning set forth in Section 2.10(e).
“Specified Business Conduct Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Indian Prevention of Corruption Act, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper payments, (b) all anti-money laundering Laws (including related to recordkeeping and reporting requirements), including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act of 2002 and the UK Terrorism Act of 2000 and/or (c) Export and Import Control Laws.
“Specified Representations” shall mean the representations and warranties set forth in each of (a) the last sentence of Section 3.10(h) (Shared Employees) and (b) Section 3.21 (Related Party Transactions).

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to each holder of Company Securities: (a) the names of all holders of Company Securities (including Rollover Holders), their respective addresses, email addresses and wire instructions, if the Company has such wire instructions, for such holder of Company Securities (unless such holder only holds vested Company Restricted Stock and is not an Employee Awardholder), (b) the number of shares of Company Common Stock (including, for the avoidance of doubt, such holder’s Rollover Shares), Company Restricted Stock and Company Options held by each such Person, (c) with respect to each outstanding award of Company Restricted Stock, (i) the respective name of the holder of such Company Restricted Stock, (ii) the number of shares of Company Restricted Stock subject to each such award, (iii) the date of grant of such shares of Company Restricted Stock, and (iv) the vesting schedule of such award of Company Restricted Stock, (d) the calculation of the Merger Consideration and Per Share Consideration as of the Closing (the “Closing Per Share Consideration”), (e) the calculation of the Rollover Shares attributable to each Rollover Holder, (f) a calculation based on Section 2.5 of the amount payable to each such holder at Closing, with and without giving effect to the consummation of the Rollover, (g) the Pro Rata Portion for each holder of Company Securities (including the Rollover Holders), and (h) whether or not each payment made under this Agreement is subject to employment or payroll Tax withholding (but not the amount). An example of the waterfall (i.e. clauses (d), (e) and (f) of this definition), which assumes that the transactions contemplated by this Agreement were consummated as of the Balance Sheet Date, and has other assumptions that the Securityholder Representative has determined are reasonable, is set forth on Annex II.
“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Subsidiary Charter Documents” shall have the meaning set forth in Section 3.2.
“Surviving Company” shall have the meaning set forth in Section 2.1.
“Target Cash” shall mean One Million Dollars ($1,000,000).
“Target Net Working Capital” shall mean Eleven Million and Fifty Seven Thousand Dollars ($11,057,000).
“Tax” shall mean any U.S. federal, state, local or municipal, non-U.S. or other tax (including any income tax, alternative or add-on minimum tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, severance tax, abandoned property tax, unclaimed property tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, environmental tax, escheat tax, securities tax, occupation tax, windfall profits tax, social security tax, disability tax, employment tax, withholding tax or payroll tax), including any customs duty or tariff, (including any fine, penalty, interest or addition to tax with respect thereto), in each case, imposed by a taxing authority.

“Tax Contest” shall have the meaning set forth in Section 6.4(g)(i).
“Tax Representations” shall mean the representations and warranties set forth in Section 3.11 (Taxes).
“Tax Returns” shall mean all returns, reports, declarations, notices, statements, information returns, claims for refund, estimated tax returns, declarations of estimated tax, forms or other similar documents or statements, including any attachments thereto and any amendments thereof, which are filed or required to be filed with any taxing authority
“Technology Systems” shall mean the hardware, third party software, networks, peripherals, communication and record keeping systems, and other computer and information technology systems used by the Company and its Subsidiaries in the operation of their businesses.
“Third Party Claim” shall have the meaning set forth in Section 8.2.
“TopCo” shall have the meaning set forth in the recitals to this Agreement.
“TopCo Shares” shall have the meaning set forth in the recitals to this Agreement.
“Transaction Expenses” shall mean (a) any bonus, transaction completion, stay, sale, or change in control bonus, severance payment, or retention payment triggered in connection with the execution of this Agreement, the Transactions or a change of control of the Company or any of its Subsidiaries (but excluding post-Closing severance payments that are triggered under so-called “double-trigger” provisions where the first trigger arises from the Transactions or any transactions contemplated by this Agreement to be taken in connection with the Transactions and the second trigger arises from a termination of employment without cause or resignation for good reason after the Effective Time) or other similar payments or benefits (for the avoidance of doubt, other than any payments made or to be made in connection with the Company Options or Company Restricted Stock) made or required to be made by the Company or any of its Subsidiaries to any of their current or former employees or other individual service providers as a result of or in connection with the execution of this Agreement or the Transactions, (b) to the extent not paid by the Company prior to the Determination Time, the aggregate amount of all fees, costs, disbursements and other payments and expenses of all investment banking, financial, legal, tax, accounting, consulting or other service providers or vendors incurred by any of the Company, any of its Subsidiaries or the Securityholder Representative on behalf of the Company or any of its Subsidiaries and as a result of or in connection with the Transactions or any transactions contemplated by this Agreement to be taken in connection with the Transactions, including any fees payable pursuant to any advisory, consulting or management agreements and any other similar agreements or arrangements with the Securityholder Representative or any Affiliates of the Securityholder Representative as a result of or in connection with the Transactions, (c) any fees, costs or expenses payable by the Surviving Company to the Securityholder Representative, (d) fifty percent (50%) of any Transfer Taxes, (e) all other miscellaneous fees, expenses or costs, in each case, incurred by the Company or any of its Subsidiaries as a result of or in connection with the Transactions or any transactions contemplated by this Agreement to be taken in connection with the Transactions (including the cost of the D&O Policy) and (f) any Transaction Payroll Taxes.
“Transaction Payroll Taxes” means the employer portion of any payroll, social security employment or other Taxes associated with any (i) Transaction Expenses, (ii) Company Options, (iii) Company Restricted Stock or (iv) to the extent vested on or before the Closing Date, other compensatory payments made in connection with this Agreement.

“Transactions” shall have the meaning set forth in the recitals to this Agreement.
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, conveyance, registration and stock transfer Taxes and any similar Taxes.
“T-System Holding” means T-System Holding, Inc., a Delaware corporation.
“T-System Holding LLC” means T-System Holding, LLC, a Delaware limited liability company.
“T-System Subsidiary” means T-System, Inc., a Texas corporation.
“WARN Act” shall have the meaning set forth in Section 3.10(i).
“Withholding Party” shall have the meaning set forth in Section 2.12.

ARTICLE II

THE MERGER

Section 2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

Section 2.2Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent prior to the Closing and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the execution and delivery of this Agreement by each of the parties hereto, but in any event no later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins, 555 Eleventh Street NW, Washington D.C., at 8:00 a.m. (Pacific Time) on the Closing Date. At the written request of Parent, the Company shall cause T-System, Inc. to timely deliver a written notice to the Seller Representative (as defined in the TrustHCS Agreement) pursuant to Section 2.1(a) of the TrustHCS Agreement designating the Closing Date (as defined herein) as the Closing Date (as such term is defined in the TrustHCS Agreement) for purposes of the TrustHCS Agreement, such that Parent will have the right to cause the TrustHCS Acquisition and the Transactions to be consummated on the same date.

Section 2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub (other than the Privilege Assets) shall vest in the Surviving Company, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.4Certificate of Incorporation, Bylaws, Directors and Officers of Surviving Company.

a.Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Surviving Company shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.3, until thereafter amended in accordance with Delaware Law and such certificate of incorporation; provided, however, that as of the Effective Time the certificate of incorporation shall provide that the name of the Surviving Company is “T-System Group, Inc.”.

b.Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of the Surviving Company shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.3, until thereafter amended in accordance with Delaware Law, the certificate of incorporation of the Surviving Company and such bylaws; provided, however, that all references in such bylaws to Merger Sub shall be amended to refer to “T-System Group, Inc.”.

c.Directors. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

d.Officers. As of the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.5Effect of Merger on the Securities of the Constituent Corporations.

a.Effect on Company Securities. Upon the terms and subject to the conditions of this Agreement, including, without limitation, this Section 2.5, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders, each outstanding Company Security, other than the Rollover Shares, will be canceled and extinguished and be converted automatically into the right to receive the consideration set forth below, payable in each case without interest to the Company Securityholders. Each share of Common Stock, other than the Rollover Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount in cash equal to the Per Share Consideration (and any amount payable pursuant to the first sentence of Section 6.4(c)). At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders, each Rollover Share shall be converted into common stock of the Surviving Company such that Parent owns the same percentage of common stock of the Surviving Company immediately following the Effective Time that such Rollover Shares represented in the Company immediately prior to the Effective Time and no consideration shall be delivered in exchange therefor other than as provided in Section 2.10(f), the first sentence of Section 6.4(c) or Section 8.1.

b.Effect on Merger Sub Securities. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock of the Surviving Company.

Section 2.6Treatment of Company Options.

a.Contingent on the Closing, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of the Company Option each Company Option (whether vested or unvested) at the Effective Time shall automatically be cancelled and extinguished and no cash or other consideration shall be paid with respect thereto.

b.At or prior to the Effective Time, the Company’s board of directors shall adopt appropriate resolutions, and the Company shall take all other actions necessary, to terminate the Incentive Plan and to effect the treatment of the Company Options as set forth in this Section 2.6 and the treatment of the Company Restricted Stock as set forth in Section 2.7.

Section 2.7Treatment of Company Restricted Stock.

a.Each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and shall be cancelled and converted into the right to receive an amount in cash equal to the Per Share Consideration (and any amount payable pursuant to the first sentence of Section 6.4(c)) in the same manner as other shares of Common Stock in accordance with Section 2.5(a).

b.As promptly as practicable following the Effective Time or at the next or following regularly scheduled payroll date, the Surviving Company shall cause to be disbursed through the Surviving Company’s payroll system, net of applicable Tax withholding, to each Employee Awardholder that held Company Restricted Stock as of immediately prior to the Effective Time, the payment required under this Section 2.7.

Section 2.8[Intentionally Omitted].

Section 2.9Surrender of Shares.

a.Letter of Transmittal. Prior to Closing, Parent or the Company shall deliver, or cause to be delivered, to each Company Stockholder a letter of transmittal (the “Letter of Transmittal”) in a customary form. Each Company Stockholder shall deliver an executed Letter of Transmittal, together with its certificates representing shares of Common Stock (the “Certificates”), if any, to Parent no less than one (1) Business Day prior to the Closing Date, to be held in escrow by Parent until the Closing. If each such Company Stockholder has complied with the foregoing, Parent shall deliver and cause to be issued, without interest, the consideration payable in respect of such shares of Common Stock in accordance with Section 2.5, and the Common Stock so surrendered shall forthwith be canceled. If a Company Stockholder has not complied with the foregoing, Parent shall deliver and cause to be issued, without interest, the consideration payable in respect of such shares of Common Stock in accordance with Section 2.5, promptly upon receipt of an executed Letter of Transmittal and Certificates, if any, from such Company Stockholder and the Common Stock so surrendered shall forthwith be canceled. Until so surrendered, shares of Common Stock shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the consideration payable in respect of such shares in accordance with this Agreement and shall otherwise cease to have any ownership rights with respect to such shares except as provided in this Agreement or under applicable Law.

b.Payments with respect to Unsurrendered Shares of Common Stock; No Liability. At any time following the one (1) year anniversary of the Effective Time, if any funds have not been disbursed to holders of Common Stock, such holders shall be entitled to look to the Surviving Company (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them, if any. Notwithstanding the foregoing, neither Parent nor the Surviving Company shall be liable to any holder of shares of Common Stock for any consideration delivered in respect of such shares to a public official pursuant to any abandoned property, escheat or other similar Law.

c.Transfers of Ownership. If the payment of the consideration payable in respect of shares of Common Stock in accordance with this Section 2.9 is to be paid to a Person other than the Person whose name is listed as member and as a holder of such shares in the Company’s stock registrar, it will be a condition of payment that the Certificates so surrendered, if any, be properly endorsed and otherwise in proper form for transfer (including, without limitation, if requested by Parent, an indemnification agreement, medallion guarantee or bond), and that the Persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the Person whose name is listed in the Company’s stock registrar as a holder of shares of Common Stock, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not applicable.

d.Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding number of Company Securities or securities convertible or exchangeable into or exercisable for Company Securities, shall occur by reason of any reclassification, recapitalization, securities split or combination, exchange or readjustment of shares of Common Stock, shares of Company Restricted Stock, Company Options or any similar transaction, or any dividend thereon with a record date during such period, the consideration payable in respect of such Company Securities in accordance with Section 2.5, Section 2.6, and Section 2.7 shall be appropriately adjusted to reflect such change.

e.No Further Ownership Rights in Company Securities. Payment of the consideration (if any) pursuant to Section 2.5, Section 2.6 and Section 2.7, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Securities (other than the Rollover Shares) and there shall be no further registration of transfers on the records of the Surviving Company of Company Securities which were outstanding immediately prior to the Effective Time (other than the Rollover Shares).

f.Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Certificates, upon (i) the making of an affidavit of that fact by the holder thereof and (ii) the execution and delivery to Parent by such Person of an indemnity agreement, and if requested, a bond, in each case in form and substance reasonably acceptable to Parent, the consideration payable in respect of such shares of Common Stock in accordance with Section 2.5.

Section 2.10Consideration Adjustments. The amounts payable under Section 2.5, Section 2.6, and Section 2.7 shall be adjusted (such adjustment may be positive or negative), if at all, on an aggregate (as provided for herein) dollar-for-dollar basis as set forth below:

a.No less than five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Parent an officer’s certificate of the Company that contains (i) the Spreadsheet in substantially the form as set forth on Annex II, (ii) a good faith estimate of the Cash, Net Working Capital and Indebtedness of the Company and its Subsidiaries as of the Determination Time (the “Estimated Cash”, “Estimated Net Working Capital” and “Estimated Indebtedness”, respectively) and (iii) the Transaction Expenses (the “Estimated Transaction Expenses”). The Company shall consider in good faith any comments made by Parent to the Spreadsheet, Estimated Cash, Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses and any changes so agreed to by the Company will be included in the Spreadsheet and used to calculate the Merger Consideration.

b.Parent shall prepare and deliver to the Securityholder Representative within ninety (90) days after the Closing Date (i) an unaudited balance sheet of the Company as of the Determination Time (the “Closing Balance Sheet”) which shall also set forth a calculation of Net Working Capital determined from the Closing Balance Sheet (the “Final Net Working Capital”), (ii) Parent’s calculation of Cash and Indebtedness of the Company and its Subsidiaries as of the Determination Time (the “Final Cash” and the “Final Indebtedness”), (iii) Parent’s calculation of the Transaction Expenses (the “Final Transaction Expenses”) and (iv) the amount, if any, by which the Merger Consideration so determined using Final Net Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses is greater than or less than the Merger Consideration so determined using Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses (such difference between the Merger Consideration calculated using the estimated amounts and the final amounts referred to as the “Adjustment Calculation” and the items referred to in clauses (i) through (iii) the “Final Statements”). The Final Statements shall be prepared in accordance with this Agreement, including Annex I, and use the same accounting methods, policies and practices as were used to prepare the December 31, 2018 balance sheet included in the Financial Statements to the extent consistent with GAAP, except that the Closing Balance Sheet and the resulting calculations shall not have footnotes (the “Accounting Principles”). To the extent that any actions taken by Parent following the Closing and prior to the Settlement Date with respect to the accounting books and records of the Company on which the Final Statements or the Adjustment Calculation are to be based on are inconsistent with the Accounting Principles, such changes shall not be taken into account in preparing the Final Statements.

c.On or prior to the thirtieth (30th) day following Parent’s delivery of the Final Statements and the Adjustment Calculation, the Securityholder Representative may give Parent written notice stating in reasonable detail the Securityholder Representative’s objections to the Final Statements or the Adjustment Calculation based on (i) a failure of Final Net Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses to be determined in accordance with the Accounting Principles and the applicable defined terms of (or incorporated into) Final Net Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses and/or (ii) mathematical errors in the Final Statements (an “Objection Notice”). During such thirty (30) day period, Parent and the Surviving Company shall provide the Securityholder Representative and its representatives with reasonable access to the Company’s facilities, books and records and its personnel and accountants. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor together with relating supporting documentation and calculations. Any determination set forth on the Final Statements or the Adjustment Calculation that is not objected to in an Objection Notice shall be deemed acceptable and shall be final and binding upon Parent and the Company Securityholders upon delivery of the Objection Notice. If the Securityholder Representative does not give Parent an Objection Notice within such thirty (30) day period, then the Final Statements and the Adjustment Calculation will be conclusive and binding upon Parent and the Company Securityholders and the Final Statements and the Adjustment Calculation for purposes of Section 2.10(b) above.

d.Following Parent’s receipt of any Objection Notice, the Securityholder Representative and Parent shall attempt to negotiate in good faith to resolve such dispute. In the event that the Securityholder Representative and Parent fail to agree on one or more of the Securityholder Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Parent receives the Objection Notice, the Securityholder Representative and Parent agree that a national independent accounting firm selected by Parent and reasonably acceptable to the Securityholder Representative (the “Accounting Arbitrator”) shall, within the thirty (30)-day period immediately following such appointment, make the final determination of the disputed items (the “Disputed Items”) regarding the differences between the Objection Notice, on one hand, and the Final Statements and the Adjustment Calculation, on the other hand, in accordance with the terms of this Agreement, including the Accounting Principles. Upon such notice, Parent and the Securityholder Representative shall each execute an engagement letter in customary form with the Accounting Arbitrator. The Accounting Arbitrator shall make an independent determination of the Disputed Items that shall be final and binding on the Company Securityholders and the parties hereto; provided that (i) each of the Securityholder Representative and Parent shall have a reasonable opportunity to meet with the Accounting Arbitrator, (ii) the Accounting Arbitrator shall be limited to only make a determination regarding the Disputed Items and (iii) each Disputed Item determined by the Accounting Arbitrator shall be no greater than the higher corresponding amount calculated by the Securityholder Representative or Parent and no lower than the lower corresponding amount calculated by the Securityholder Representative or Parent. The Accounting Arbitrator determination of the Disputed Items shall be based solely on the presentations and supporting material provided by Parent or the Securityholder Representative. The fees, costs and expenses of the Accounting Arbitrator shall initially be paid fifty percent (50%) by Parent and fifty percent (50%) by the Securityholder Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Arbitrator shall be borne by the party incurring such cost and expense.

e.The date on which the final calculation of the Merger Consideration is finally determined pursuant to this Section 2.10 shall hereinafter be referred to as the “Settlement Date”.

f.If the Adjustment Calculation is negative, then each of the Company Securityholders shall pay to Parent such Company Securityholder’s Pro Rata Portion of an amount equal to the absolute value of the Adjustment Calculation. If the Adjustment Calculation is positive, then Parent shall pay or cause to be paid to each of the Company Securityholders its Pro Rata Portion of the amount of the Adjustment Calculation in accordance with the procedures set forth in Section 2.9.

g.Any payment or transfer required to be made under Section 2.10(f), (i) by the Company Securityholders, shall be made within five (5) Business Days after the Settlement Date, and (ii) by or on behalf of Parent, shall be (A) made within five (5) Business Days after the Settlement Date to the Company Securityholders (other than Employee Awardholders in respect of his or her Company Restricted Stock), or (B) disbursed through the Surviving Company’s payroll system at the next or following regularly scheduled payroll date following the Settlement Date, net of applicable Tax withholding, to each Employee Awardholder that held Company Restricted Stock as of immediately prior to the Effective Time, in each case, without set off for any other matter, by wire transfer of immediately available funds to an account designated by the receiving party.

h.Except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the items included in the Final Statements and the related Adjustment Calculation (including the components included therein) if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation.

Section 2.11Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the parties hereto and the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

Section 2.12Withholding. If, at any time after the Effective Each of Parent, Merger Sub, the Company, the Surviving Company, the Escrow Agent and their respective agents (each, a “Withholding Party”) shall be entitled to deduct and withhold (or have deducted and withheld) from any amounts payable in connection with this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law or under any other Law; provided that before making any such deduction or withholding, other than a deduction or withholding from a payment properly treated as compensation for applicable Tax purposes, any Withholding Party acting at the direction of Parent shall use commercially reasonable efforts to provide reasonable advance notice of such deduction or withholding, and any such Withholding Party will use commercially reasonable efforts to cooperate with the Securityholder Representative to obtain a reduction of or relief from such deduction or withholding. To the extent such amounts are so deducted or withheld and are timely remitted to the applicable Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid..
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to and for the benefit of Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent and Merger Sub dated as of the date hereof in accordance with Section 10.5 (the “Company Disclosure Schedule”), as of the date hereof and the Closing Date, as follows:
Section 3.1Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization; (b) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted; and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing (x) has not had and would not reasonably be expected to have a material and adverse impact on the Company’s and its Subsidiaries’ ability to carry on its and their business as currently conducted or (y) would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.

Section 3.2Organizational Documents. The Company has made available to (a) Parent complete and correct copies as of the date hereof of the certificate of incorporation and bylaws of the Company (collectively, the “Company Charter Documents”) and the equivalent organizational documents of each of its Subsidiaries (collectively, the “Subsidiary Charter Documents”), in each case as amended or restated as of the date hereof, (b) the stock records (including certificates, if applicable) of the Company and its Subsidiaries and (c) the minutes and other records and other proceeding of the board of directors (or other similar governing body) and equityholders of the Company and its Subsidiaries. There has not been any violation of any of the provisions of the applicable Company Charter Documents, and none of its Subsidiaries is in violation of any of the provisions of the applicable equivalent organizational documents of the Company’s Subsidiaries.

Section 3.3Authorization of Agreement.

a.The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement (collectively, the “Transaction Documents”) to be executed by the Company, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the foregoing, the execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and each other Transaction Document to be executed by the Company will be, at or prior to the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

b.The Company Stockholder Approval is the only vote of the holders of any class or series of Company Securities necessary to approve and adopt this Agreement, approve the Merger and consummate the Transactions.

Section 3.4Capitalization.

a.The authorized equity of the Company consists of 20,000,000 shares of Common Stock, of which 13,600,000 shares are issued and outstanding as of the date hereof. Section 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of all issued and outstanding shares of Common Stock as of the date hereof as well as the holders of record of such shares. No other equity securities of the Company are authorized, issued or outstanding.

b.Except for the T-System Group, Inc. Omnibus Incentive Plan (the “Incentive Plan”), the Company does not have or maintain any option plan, equity incentive plan or other similar plan providing for equity or equity-based compensation of any Person. The Company has reserved 2,025,000 shares of Common Stock for issuance to employees and directors of, and consultants to, the Company and its Subsidiaries upon the exercise of options to purchase Common Stock (“Company Options”), of which 897,000 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options. None of the Company Options have a per unit exercise price that is less than the Per Share Consideration. Section 3.4(b)(i) of the Company Disclosure Schedule sets forth a list of all holders of outstanding Company Options as of the date hereof, including the number of shares of Common Stock subject to each such Company Option, the grant and expiration dates, exercise price and vesting schedule for such Company Options. Section 3.4(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all outstanding awards of Company Restricted Stock, (ii) the respective name of the holder of such Company Restricted Stock, (iii) the number of Company Restricted Stock subject to each such award, (iv) the date of grant of such Company Restricted Stock, (v) the vesting schedule of such Company Restricted Stock and (vi) whether an election under Section 83(b) of the Code was filed as to each award of Company Restricted Stock. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement and any option agreements that differ from such standard form.

c.All of the issued and outstanding shares of Common Stock are, and shares of Common Stock issuable upon exercise of the Company Options, upon issuance on the terms and conditions specified in the Company Options pursuant to which they are issuable, will be, (i) duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal securities Laws and (ii) free and clear of all Liens. Except as set forth on Section 3.4(c)(i) of the Company Disclosure Schedule , there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or any of its Subsidiaries or obligating the Company or any Subsidiary of the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, and there are no securities of the Company or any Subsidiary of the Company outstanding which upon conversion, exercise or exchange would require the issuance of any equity interests of the Company or that have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) in any matters on which the members of the Company are entitled to vote. Except as set forth on Section 3.4(c)(i) of the Company Disclosure Schedule, there are no outstanding or authorized phantom equity, profit participation, equity appreciation rights, equity-based compensation awards or other similar rights with respect to the Company or any Subsidiary of the Company. There are no repurchase or registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound with respect to any equity security of the Company or any Subsidiary of the Company. None of the issued and outstanding Company Securities are subject to, or were issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right.

d.All of the issued and outstanding shares or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal securities Laws, and each such share, or other equity interest, is owned by the Company or another Subsidiary of the Company free and clear of all Liens. None of the issued and outstanding shares or other equity interests of each Subsidiary of the Company is subject to, or was issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right.

e.Neither the Company nor any Subsidiary of the Company (i) owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Subsidiaries of the Company set forth on Schedule 3.4(e) of the Company Disclosure Schedule or (ii) is a party to any Contract with a requirement to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than the Subsidiaries of the Company set forth on Schedule 3.4(e) of the Company Disclosure Schedule.

Section 3.5No Conflict; Required Filings and Consents.

a.Assuming that the filings and notifications described in Section 3.5(b) have been made, the execution and delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party does not, and the consummation of the Transactions pursuant to the terms of this Agreement will not, (i) conflict with or violate the Company Charter Documents; (ii) conflict with or violate any Laws or Permits applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties is bound or subject; or (iii) result in any breach of or constitute a default or loss of a benefit (or an event that with or without notice or lapse of time or both would become a default or loss of a benefit) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, (A) any Contract other than any Material Contract or (B) any Material Contract, except, with respect to clause (iii)(A), for such conflicts, violations, breaches, defaults, rights of termination, acceleration, cancellation, payments or Liens that would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the ability of the Company or any Subsidiary of the Company to carry on its and their business as currently conducted.

b.The execution and delivery of this Agreement (and each other Transaction Document to which the Company is a party) by the Company does not, and consummation of the Transactions will not, require the Company or any of its Subsidiaries to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification or declaration to, any Governmental Authority or third Person other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.6Permits; Compliance with Law.

a.Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, maintain and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”). All fees and charges with respect to such Permits have been paid in full. Section 3.6(a) of the Company Disclosure Schedule lists all such Permits issued to the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. There is no Action pending or, to the Knowledge of the Company, threatened in writing that has resulted in (or with or without notice or lapse of time or both could reasonably be expected to result in), revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any Permit. The Company and its Subsidiaries are, and since October 16, 2017 have been, in compliance in all material respects with all of the Permits and all Laws (including Healthcare Laws) applicable to them or by or to which any of their respective assets or properties are bound or subject. Since October 16, 2017, neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Authority to the effect that the Company or any Subsidiary of the Company is not in compliance with any Permit or any applicable Law (including Healthcare Laws).

b.Each of the Company and its Subsidiaries is, and since October 16, 2017, has been conducting its business in compliance in all material respects with all federal and state privacy and data security Laws governing health information, including, without limitation, HIPAA, and has conducted its business in compliance, in all material respects, with each applicable HIPAA Regulation since October 16, 2017. Neither the Company nor any Subsidiary of the Company is a “covered entity” (as that term is defined in the HIPAA Regulations), and the Company, or to the extent applicable, a Subsidiary of the Company, has executed business associate agreements (as such agreements are required by the HIPAA Regulations) with each “covered entity” or “business associate” (i) for whom it provides functions or activities that render the Company or any Subsidiary of the Company a “business associate” (as that term is defined in the HIPAA Regulations); and (ii) with each of their service providers that collects, stores, accesses, transmits, transfers, discloses, processes or uses PHI, on their behalf.

c.Neither the Company nor any Subsidiary, nor any of their directors, officers, or employees, nor to the Knowledge of the Company, independent contractors or agents, have been debarred, excluded, or suspended from, or are otherwise ineligible to participate in, any “federal health care program,” as such term is defined in 42 U.S.C. § 1320a-7b(f), or any other third-party payor program.

Section 3.7Financial Statements; Undisclosed Liabilities.

a.The Company has provided to Parent true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the related audited consolidated statements of income and cash flows for the calendar year then ended (including the notes or other supplementary information thereto); (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 and December 31, 2018, and the related statement of income for the applicable calendar year then ended; (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2019 (the “Balance Sheet” and the date of such balance sheet, the “Balance Sheet Date”) and the related unaudited and consolidated statement of income for the nine (9) month period then ended; and (iv) the unaudited consolidated statement of income of the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2018 and the nine (9) month period ended on the Balance Sheet Date prepared under ASC 605 (collectively, the “ASC 605 Income Statements”, and all of such financial statements described in this Section 3.7(a), collectively, the “Financial Statements”.

b.The Financial Statements (i) other than the ASC 605 Income Statements, have been prepared in accordance with GAAP, consistently applied, subject, in the case of the unaudited interim Financial Statements, to normal year-end adjustments (none of which individually or in the aggregate will be material) and the absence of footnotes, (ii) that comprise the ASC 605 Income Statements have been prepared in accordance with ASC 605, consistently applied, subject, in the case of the unaudited interim ASC 605 Income Statement, to normal year-end adjustments (none of which individually or in the aggregate will be material) and the absence of footnotes, (iii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such dates and the results of the Company’s and its Subsidiaries’ operations and cash flows for the periods specified, and (iv) were compiled from books and records regularly maintained by the Company used to prepare the financial statements of the Company and its Subsidiaries. Neither the Company nor any Subsidiary of the Company owes any Indebtedness other than as set forth on the Balance Sheet.

c.Except (i) as disclosed and adequately reserved against in the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice of the Company and its Subsidiaries since the date of the Balance Sheet; or (iii) arising under this Agreement, neither the Company nor any of its Subsidiaries has any Liability that would be required to be reflected or reserved against on a balance sheet or in the notes thereto prepared in accordance with GAAP.

Section 3.8Absence of Certain Changes or Events. Since December 31, 2018, until the date of the Agreement:

a.The Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice;

b.There has not been a Company Material Adverse Effect; and

c.there has not been, occurred or arisen, any action, change or event that would have been a violation of Section 5.1(b) if taken or occurring after the date hereof.

Section 3.9Absence of Litigation. Section 3.9 of the Company Disclosure Schedule sets forth, since October 16, 2017, each Action (a) (i) that has been commenced by or against the Company or any Subsidiary of the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets, properties or rights. To the Knowledge of the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any of the foregoing Actions. Neither the Company nor any of its Subsidiaries is subject to any material decision, judgment, order, writ, injunction, decree or award of, or any settlement agreement with or subject to, any Governmental Authority, arbitration tribunal or similar party. The Company has made available to Parent true and correct copies of all pleadings, correspondence, and other documents (including settlement agreements) relating to each Action listed or required to be listed in Section 3.9 of the Company Disclosure Schedule.

Section 3.10Employee Benefit Plans; Labor Matters.

a.Section 3.10(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan. “Benefit Plan” means all employee benefit or compensation plans, programs, policies, agreements, or arrangements, including (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject thereto) and (ii) each other plan, program, arrangement, agreement or policy, including any funding mechanism therefor now in effect or in the future required as a result of the Transactions or otherwise, whether or not subject to ERISA, relating to: severance, retention, referral incentive, stock purchase, stock option or other equity-based compensation, bonus, incentive, vacation, deferred compensation, supplemental income, employee loan, collective bargaining, employment, workers’ compensation, consulting, change-of-control, fringe benefit or other employee benefits, that, in each case (A) is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, manager, director or individual consultant of the Company or any Subsidiary of the Company; or (B) under which the Company or any of its Subsidiaries has or could have any actual or contingent material liability, whether present or future. With respect to each Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan (including any amendments thereto) and related trust documents, the most recent summary plan description and any other material employee communications regarding such plan; (ii) the most recent annual report (Form 5500 series); (iii) the most recent financial statements; (iv) the most recent IRS determination letter or opinion letter; (v) any non-routine correspondence with a Governmental Authority during the past three years and (vi) any material associated administrative agreements or insurance policies.

b.With respect to the Benefit Plans:

i.Each Benefit Plan has been (A) maintained, operated and administered in all material respects and (B) funded, in each case in accordance with its terms and applicable Law;

ii.There are no Actions, suits or claims (other than routine claims for benefits) that are pending, in progress or, to the Knowledge of the Company, threatened against, or with respect to, any of the Benefit Plans or their assets; and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such Action, suits or claims that could reasonably be expected to result in material Liability to the Company or any of its Subsidiaries;

iii.All premiums, contributions or payments required to be made to the Benefit Plans pursuant to their terms and provisions and applicable Law have been made timely;

iv.All material liabilities or expenses of the Company and its Subsidiaries in respect of any Benefit Plan that have not been paid, have been properly accrued in all material respects on the Company’s or its Subsidiaries’ most recent financial statements in accordance with GAAP;

v.Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion from the IRS on the form of such Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances since the date of such determination or opinion letter that would be reasonably likely to cause the loss of such qualified status;

vi.Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other “party in interest” or “disqualified person,” with respect to any Benefit Plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan. To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Benefit Plan;

vii.There is no matter (other than routine qualification determination filings) pending, in progress or to the Knowledge of the Company, threatened against or relating to any of the Benefit Plans before any Governmental Authority; and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such matter that could reasonably be expected to result in material Liability to the Company or any of its Subsidiaries; and

viii.Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A) has been since inception (or, if later, January 1, 2009) in documentary and operational compliance in all respects with Code Section 409A and the applicable guidance issued thereunder in all material respects.

ix.There are no Liabilities, costs, Taxes, expenses or penalties under, in connection with, or relating to any Benefit Plan, in each case, with respect to an Excluded Participant, nor are any such Liabilities, costs, Taxes, expenses or penalties reasonably expected to be incurred or arise. For purposes of this Agreement, the term “Excluded Participant” shall mean (i) any current or former employee of Rock Creek Golf Club Idaho, LLC or its Subsidiaries, and (ii) any other participant in a Benefit Plan who is not a current or former employee, director or consultant of the Company or its Subsidiaries (or a beneficiary or dependent thereof).

c.Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any indemnification or reimbursement obligation pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise for any Taxes imposed under the Code (including Sections 409A or 4999 of the Code) or related gross-up payment.

d.Other than in connection with the treatment of Company Restricted Stock contemplated under Section 2.7 the execution and delivery of this Agreement and the consummation of the Transactions in and of itself, will not (A) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Benefit Plan than it otherwise would, or (B) create or give rise to any additional vested rights or service credits under any Benefit Plan.

e.The Company and its Subsidiaries and any ERISA Affiliate do not sponsor, maintain, contribute to (or have any obligation to contribute to) or have any liability, whether contingent or otherwise, with respect to, and have not within the preceding six years sponsored, maintained, contributed to (or had any obligation to contribute to) or had any liability, whether contingent or otherwise, with respect to any Benefit Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company or any of its Subsidiaries or any ERISA Affiliate previously maintained or contributed to within such preceding six years) that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA; or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. For this purpose, “ERISA Affiliate” shall mean each entity that is or at any relevant time, was, treated as a single employer with the Company and/or its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, or Section 4001(b)(1) of ERISA. The Company and its Subsidiaries have not incurred any current or projected liability in respect of post-employment or post-retirement health or other welfare benefits to former employees, managers, directors or individual consultants of the Company or any of its Subsidiaries (or their dependents or beneficiaries), except as required to avoid an excise tax under Code Section 4980B or as may be required under any other similar Law.

f.Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts. No collective bargaining agreement or other labor union Contract is being negotiated by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no Person is currently seeking to organize or represent the Company’s or any of its Subsidiaries’ current employees and there have not been any union organizing activities with respect to employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike, slowdown, lockout, work stoppage, material grievance, labor arbitration, or other concerted activity against the Company or any of its Subsidiaries, nor to the Knowledge of the Company has there been any such activity within the past five years. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective representatives or employees has committed (or has been alleged to have committed) any unfair labor practices in connection with the operation of the respective businesses of the Company and its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened, charge or complaint against the Company or any of its Subsidiaries by or before any Governmental Authority asserting any claim for violation of any employment Law.

g.Section 3.10(g) of the Company Disclosure Schedule sets forth: (i) all employment agreements with any present director or officer of the Company or any of its Subsidiaries that provides for an annual base salary in excess of $150,000 or are not freely terminable at-will by the Company without advance notice of more than 30 days, financial cost or penalty, severance payment, or other obligation; (ii) any Person who has accepted an offer of employment made by the Company or any of its Subsidiaries but whose employment has not yet started and of any outstanding offer of employment made to any Person by the Company or any of its Subsidiaries providing for annual base salary in excess of $150,000, (iii) all agreements with present consultants of or independent contractors to the Company or any of its Subsidiaries that provide for annual cost to the Company and its Subsidiaries in excess of $150,000 and all such agreements with former consultants of or independent contractors to the Company or any of its Subsidiaries if any such Contracts provide for any continuing obligations of the Company, other than a nondisclosure covenant; (iv) all post-termination non-competition agreements with the Company or any of its Subsidiaries executed by directors or officers of the Company or any of its Subsidiaries that are currently in effect; and (v) all agreements that provide for any severance payment, change of control payment, bonus payment, or other payment obligation to any current employee, manager, director or consultant of the Company or any of its Subsidiaries upon the consummation of the Transactions.

h.The Company has provided Parent a true and correct list (the “Employee List”) setting forth for each employee or contractor of the Company, as applicable: (i) the names; (ii) status as employee or contractor; (iii) current annual salary, current hourly wages, or other remuneration; (iv) bonus opportunity; (v) title; (vi) hire date or date of engagement; (vii) any other material compensation or benefits payable; (viii) accrued vacation and paid-time-off; (ix) any legally binding commitments made with respect to compensation or benefits other than base compensation, bonus, vacation and paid-time-off accruals; (x) principal work location; (xi) leave status; and (xii) each such employee’s status as being exempt or nonexempt under the state and federal wage and hour laws. The Company has indicated on the Employee List each employee that provides services both to (x) the Company and its Subsidiaries and (y) the Securityholder Representative or any of its Affiliates (other than the Company and its Subsidiaries).

i.Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees, as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local Law (collectively, the “WARN Act”), within the past three years and no layoffs that could implicate the WARN Act are currently contemplated by the Company.

j.The Company and its Subsidiaries have complied in all material respects with the proper classification under applicable Laws of all current and former employees, managers, directors, individual consultants, temporary employees, leased employees, or any agents for Tax purposes and for participation in any Benefit Plans. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment of wages and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Tax authority all amounts required to be so withheld and paid over under applicable Law.

k.The Company and its Subsidiaries: (i) are and have been in compliance with all applicable Laws, rules and regulations relating to the employment of labor, including, but not limited to, discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, employee classification, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) are and have been in compliance with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters. Each employee of the Company and, to the Knowledge of the Company, each employee of its Subsidiaries working in the United States has the lawful right to work in the United States.

l.The Company and its Subsidiaries: (i) have paid in full to all of their respective employees, consultants, and independent contractors, or adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Persons; and (ii) there is no claim with respect to payment of wages, salary, overtime pay, or other obligation that has, since October 16, 2017, been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any such Persons currently or formerly employed or engaged by the Company or its Subsidiaries.

m.Neither the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will: (i) result in any severance, change of control payment, bonus payment, or other payment, benefit or obligation becoming due to any current or former employee, manager, director or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or otherwise; or (iv) result in any loan forgiveness to any employee, consultant or officer.

n.No amount or benefit that has been or could be received (whether in cash or property or the vesting of property) by any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement.

o.There is no Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries under the Law or applicable custom or rule of a jurisdiction outside of the United States.

Section 3.11Taxes.

a.All income and other material Tax Returns, taking into account valid extensions of time for filing, by or with respect to the Company or any of its Subsidiaries have been filed and are true, correct and complete in all material respects and have been prepared in compliance with applicable Law in all material respects; (i) all Income Taxes and all other material Taxes for which the Company or any of its Subsidiaries are liable have been paid in full; and (ii) the Company and each of its Subsidiaries has withheld or collected from each payment or deemed payment made to its past or present employees, officers, managers, directors and independent contractors, suppliers, creditors, securityholders or other parties all material Taxes required to be withheld and has, properly reported and paid such withheld or collected amounts to the proper Governmental Authorities.

b.Copies of federal, state, local, and foreign income and other material Tax Returns filed by or with respect to the Company or its Subsidiaries for which the applicable statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by or with respect to the Company or any of its Subsidiaries that are included in the Data Room are true and complete. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect as of the date hereof other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of no more than six months. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of its Subsidiaries other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of no more than six months.

c.Neither the Company nor any of its Subsidiaries (i) has received written notice that it is currently the subject of a Tax audit, action, suit, claim, proceeding or examination, and no such audit, action, suit, claim, proceeding or examination has, since October 16, 2017 been proposed in writing, (ii) has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes or any other such written notice which has not been satisfied or withdrawn or otherwise resolved with no further liability to the Company or any of its Subsidiaries, or (iii) has, since October 16, 2017 received any written notice from any Governmental Authority raising any issues with respect to any Tax Return which issues have not been resolved with no further liability to the Company or any of its Subsidiaries. No written claim has, since October 16, 2017, been received by the Company or its Subsidiaries from a tax authority in a jurisdiction where the Company or its Subsidiaries do not file a Tax Return asserting that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

d.Except for Liens for Taxes not yet due and payable, no Liens for Taxes exist upon the assets of any of the Company or its Subsidiaries.

e.Neither the Company nor any of its Subsidiaries has pending any ruling requests filed by it or on its behalf with any Governmental Authority or has entered into any agreement, ruling or arrangement concerning Taxes with any Governmental Authority that would have a continuing effect on the Company or any of its Subsidiaries in a Post-Closing Tax Period.

f.As of the date hereof, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, affiliated, consolidated or similar Tax Return (other than the consolidated Tax Return for which the Company or Cannae Holdings, Inc. is the common parent); or (ii) has any liability for Taxes of any Person (other than any of the Company’s Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract or other written agreement or otherwise (other than pursuant to a customary commercial Contract entered into in the ordinary course of business consistent with past practice the principal purpose of which does not relate to Taxes (such contracts, “Customary Commercial Contracts”)

g.Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any written Tax sharing or Tax indemnity agreement or similar Contract (other than Customary Commercial Contracts), nor does the Company or any Subsidiary of the Company have any Liability to another party under any such agreement.

h.Neither the Company nor any of its Subsidiaries has been (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 (or so much of Section 356 of the Code as relates to Section 355 of the Code) of the Code is applicable. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” under Treasury Regulation Section 1.6011-4(b) (or any similar provision of non-U.S., state or local Law).

i.Neither the Company nor any of its Subsidiaries has or ever had a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

j.Other than (i) the Company’s direct interests in T-System Holding LLC, (ii) T-System Holdings LLC’s direct interest in T-System Holding and RevCycle, and (iii) T-System Holding’s direct interest in the T-System Subsidiary, none of the Company nor any of its Subsidiaries has (or, since October 16, 2017, has had) any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal Income Tax purposes. The entity classification of the Company and its Subsidiaries for U.S. federal income tax purposes (and any entity classification elections that have been made since October 16, 2017) are listed on Section 3.11(j) of the Company Disclosure Schedule.

k.None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) Section 481(a) of the Code (or similar provision of U.S. state, local or foreign Tax Law) as the result of a change in method of accounting made prior to the Closing, or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing Date; (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed prior to the Closing; (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign income Tax Law), in each case, as a result of transactions occurring prior to the Closing; (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; (v) any election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law) made prior to the Closing Date; or (vi) any prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date.

l.All material intercompany transactions between or among the Company and its Affiliates have met the applicable requirements of Section 482 of the Code and the regulations thereunder in all material respects.

m.Section 3.12(c), this Section 3.11, and Section 3.10 (to the extent it relates to Taxes), constitute the exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations in Section 3.12(c), this Section 3.11 or Section 3.10 (to the extent it relates to Taxes) and shall not be based on the representations set forth in any other provision of this Agreement. The representations and warranties in this Section 3.11, other than the representations and warranties included in Section 3.11(j) or Section 3.11(k), may not be relied upon for purposes of establishing the liability of Company Securityholders for Taxes attributable to any Tax periods (or portions thereof) beginning, or Tax positions taken, after the Closing Date.

Section 3.12Properties.

a.Neither the Company nor any of its Subsidiaries owns any real property.

b.Section 3.12(b) of the Company Disclosure Schedule lists all real property and interests in real property leased or subleased (the “Leased Real Property”) by the Company or any of its Subsidiaries and all lease and sublease agreements applicable to the Leased Real Property (including any amendments or supplements thereto, the “Leases”). Except for Permitted Liens, each of the Company and its Subsidiaries has a valid leasehold interest in the Leased Real Property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any Liens, and neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof. The Leased Real Property is the only real property or interest in real property used or held for use in the operation of the business of the Company and its Subsidiaries.

c.The Company and each of its Subsidiaries has good and marketable title, free and clear of all Liens, to all of their material tangible properties and assets, real and personal, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for (i) Liens for Taxes or assessments and similar charges (A) not delinquent or (B) being contested through appropriate procedures and for which adequate reserves have been established in accordance with GAAP that are disclosed in the Balance Sheet; (ii) mechanic’s, materialmen’s, contractor’s, repairman’s or similar Liens arising in the ordinary course of business consistent with past practice for amounts which are not yet due and payable; (iii) Liens to secure landlords, sublandlords, licensors or sublicensors under real estate leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension or other social security programs mandated under Laws; (v) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Company’s business; and (vi) imperfections of title, easements, covenants, rights of way and other encumbrances or restrictions, if any, as do not materially interfere with the use or occupancy of or materially detract from the value of the property as such property is used on the date of this Agreement (the items in clauses (i) through (vi) collectively, the “Permitted Liens”). Such items of tangible property and assets have been maintained in accordance with the normal practice of the Company and its Subsidiaries and are in all material respects in useable or saleable condition and quality for the operation of its business, ordinary wear, tear and ageing excepted.

Section 3.13Intellectual Property.

a.Section 3.13(a) of the Company Disclosure Schedule lists all Owned Intellectual Property that is Registered. The Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable and, to the extent applicable, all registration, renewal and maintenance fees due and payable in respect of each such item of Intellectual Property have been paid.

b.The Company or one of its Subsidiaries (i) exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, (ii) exclusively owns and has the sole and unrestricted right to exploit each of the Company Products, and (iii) has a written license to use, all Intellectual Property (other than the Owned Intellectual Property) that is used in or necessary for the operation of the Company’s businesses as presently conducted.

c.The Owned Intellectual Property and all material Licensed Intellectual Property shall be available for use by the Company and its Subsidiaries immediately after the Closing Date on substantially similar terms and conditions to those under which the Company and its Subsidiaries owned or used such Owned Intellectual Property and Licensed Intellectual Property immediately prior to the Closing Date.

d.The Company and its Subsidiaries, and the operation of their businesses in the last six (6) years from the date hereof has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other Person. There is no Action pending, threatened in writing (including any “cease and desist” letters, indemnification requests, invitations to take a patent license, or other notices) or, to the Knowledge of the Company, threatened orally in the last three (3) years from the date hereof, against the Company or any Subsidiary of the Company concerning any such infringement, misappropriation or other violation, or concerning the ownership, validity, registrability or enforceability of any Owned Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Authorities in the ordinary course consistent with past practice).

e.To the Knowledge of the Company, no Person has engaged, or is engaging, in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property.

f.The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence all material trade secrets and confidential information owned or used by the Company and its Subsidiaries in connection with the operation of their businesses as presently conducted. Neither the Company nor any of its Subsidiaries has disclosed any such trade secrets or confidential information to any third party other than pursuant to a commercially reasonable and written confidentiality agreement pursuant to which such third party agrees to maintain in confidence such trade secrets and confidential information.

g.All Persons who have contributed, developed or conceived of any Owned Intellectual Property have done so pursuant to a valid and enforceable written Contract that protects the confidential information of the Company and its Subsidiaries and assigns to the Company exclusive ownership of all right, title, and interest in and to such Person’s contribution, development or conception. No Owned Intellectual Property was created using funds, facilities, or equipment provided or made available by any Governmental Authority or educational institution.

h.Each Company Product is free from material defects and conforms with its functionality descriptions. The Company possesses all code and documentation necessary to compile and operate the Company Products as presently compiled and operated and (i) no source code included in the Owned Intellectual Property has been disclosed, delivered, licensed or otherwise made available to any third party, and (ii) neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any source code included in the Owned Intellectual Property to any third party.

i.Section 3.13(i) of the Company Disclosure Schedule lists (i) all Open Source Software embedded in, or integrated or distributed with (including as a programming dependency), any Company Product, and (ii) the Open Source Software license (including the applicable version number, if any, to the extent known by the Company) under which the Company uses each such item of Open Source Software.

j.The Company and its Subsidiaries are in material compliance with the terms of all relevant licenses for all Open Source Software used by them, including all copyright notice and attribution requirements, and all requirements to offer access to source code and, since October 16, 2017, neither the Company nor any of its Subsidiaries has received any written notice alleging any non-compliance with such licenses.

k.Neither the Company or any of its Subsidiaries has used any Open Source Software (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Owned Intellectual Property, or (ii) under any license that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution, or licensing of any of the source code included within the Owned Intellectual Property; (b) a requirement that any disclosure, distribution, or licensing of any Owned Intellectual Property be at no charge; (c) a requirement that any other licensee of such item of Open Source Software be permitted to access the source code of, modify, make derivative works of, or reverse engineer any Owned Intellectual Property; (d) a requirement that any Owned Intellectual Property be redistributable by other licensees thereof; or (e) the grant of any patent rights, including non-assertion or patent license obligations, with respect to any of the Owned Intellectual Property.

l.The Company or one of its Subsidiaries owns or leases or licenses pursuant to a written Contract, all Technology Systems, to the Knowledge of the Company, and such Technology Systems are reasonably sufficient for the needs of the Company’s business as it is currently conducted. As applicable, the Company has purchased a sufficient number of seat or concurrent user licenses for all Technology Systems for the Company’s business as it is currently conducted. The Company maintains commercial reasonable security, disaster recovery and business continuity plans, procedures, policies and facilities, and, there has not been any material failure or malfunction with respect to any of the Technology Systems owned by the Company or any of its Subsidiaries that has not been remedied or replaced in all respects. The Company and its Subsidiaries have taken commercially reasonable measures to (i) protect the security and integrity of the Technology Systems and the data stored or contained therein or transmitted thereby, including by implementing technical, administrative, organizational and physical safeguards designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse, or similar disabling code or program, and the backup of critical data and (ii) identify and address internal and external risks to the privacy and security of Personally Identifiable Information in its possession or control.

m.The Company and its Subsidiaries have at all times (i) complied in all material respects with the Company Privacy Policies, contractual obligations, all applicable Privacy and Security Laws and all applicable industry standards, including PCI DSS; and (ii) implemented and maintained commercially reasonable measures to (A) protect Personally Identifiable Information in the Company’s or any of its Subsidiaries’ control against breach, loss, and unauthorized access and use including adequate and effective administrative technical, and physical safeguards to protect such Personally Identifiable Information and the operation, integrity, and security of its Technology Systems involved in the Processing of Personally Identifiable Information and (B) identify and address internal and external risks to the privacy and security of Personally Identifiable Information in its possession or control. Since October 16, 2017, there has been no internal investigation or audit by the Company or any of its Subsidiaries with respect to unauthorized acquisition, access, use, or disclosure of Personally Identifiable Information. Since October 16, 2017, the Company and each of its Subsidiaries has regularly conducted, or retained a third party to conduct on its behalf, security risk assessments and privacy impact assessments, in each case to the extent required by applicable Privacy and Security Laws or industry standards. The Company and each of its Subsidiaries has used reasonable efforts to address and remediate all material threats and deficiencies identified in each such assessment. Except as set forth in Section 3.13(m) of the Company Disclosure Schedule, since October 16, 2017, there has been no material breach or loss of, or unauthorized access to or use of any such Personally Identifiable Information under the Company’s or any of its Subsidiaries’ control and to the Knowledge of the Company, under the control of their respective subcontractors with respect to Personally Identifiable Information Processed or used on behalf of the Company or any of its Subsidiaries. Except as set forth in Section 3.13(m) of the Company Disclosure Schedule, since October 16, 2017, no Person (including any Governmental Authority) commenced any Action against or has provided any notice or submitted any complaints to the Company or any of its Subsidiaries relating to any data security breach, data privacy complaint, or loss of or unauthorized access to or Processing of any Personally Identifiable Information in the Company’s or any of its Subsidiaries’ control, and to the Knowledge of the Company, there is no reasonable basis for any such Action. None of the Company or any of its Subsidiaries is subject to any resolution agreement, corrective action or remediation plan or other settlement agreement with or imposed by any Governmental Authority with respect to any actual or alleged violation of any applicable Privacy and Security Laws with respect to Personally Identifiable Information in the Company’s or any of its Subsidiaries’ control, including HIPAA. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with the Company’s and its Subsidiaries’ privacy policies, contractual obligations, and all applicable Privacy and Security Laws in all material respects. Except with respect to PHI and Employee PII, the Company does not collect, store, transfer, or otherwise Process any Personally Identifiable Information.

n.The Company has a standalone human resource information system and payroll system that does not rely on any license agreement shared with or held by Cannae Holdings, Inc. or any of its other Subsidiaries.

Section 3.14Material Contracts.

a.Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list, organized pursuant to the subsections set forth in this Section 3.14(a), as of the date hereof, of each of the following Contracts to which either the Company or any Subsidiary of the Company is a party or by or to which any of them or any of their respective assets or properties is bound or subject (collectively, and with all Leases, Current Government Contracts and Government Bids, the “Material Contracts”):

i.any Contract with a Material Customer or Material Supplier;

ii.any Contract requiring payments by the Company or any of its Subsidiaries in excess of $100,000 annually;

iii.any Contract requiring the payment by or to the Company or its Subsidiaries of a royalty, “finders’ fee,” brokerage commission, override or similar commission;

iv.any Contract under which the Company or any of its Subsidiaries has agreed to indemnify any third Person in any manner outside the ordinary course of business consistent with past practice;

v.any Contract or other commitment to make a capital expenditure or to purchase a capital asset in excess of $100,000 individually by or on behalf of the Company or any of its Subsidiaries;

vi.any Contract relating to Indebtedness or to the direct or indirect guarantee or assumption of the obligations of any other Person for Indebtedness;

vii.any Contract limiting or restricting the freedom of the Company or any of its Affiliates (A) to engage or compete in any line of business; (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset; (C) to compete with any Person; or (D) to engage in any business or activity in any geographic region;

viii.any Contract pursuant to which the Company or any of its Subsidiaries has granted rights to produce, license, market, distribute or sell any Company Product to any other Person, and any Contract that affects the exclusive right of the Company and its Subsidiaries to develop, distribute, market, or sell any Company Product;

ix.any lease or similar Contract under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries, in each case for an annual rent in excess of $100,000 individually;

x.any joint venture, strategic alliance, partnership or profit-sharing (or other ownership arrangement) Contracts;

xi.any Contract granting any Person a Lien on all or any material portion of the assets or properties of the Company or any Subsidiary of the Company, taken as a whole, other than Permitted Liens.

xii.any Contract that contains restrictions with respect to the payment of dividends or any other distribution in respect of the Company Securities or the shares of any of its Subsidiaries’ securities or the purchase, redemption or other acquisition of any such shares;

xiii.any Contract relating to the acquisition or divestiture by the Company or any of its Subsidiaries of (A) Company Securities, (B) shares of any of the Company’s Subsidiaries or (C) the securities, assets, or business of any Person, which provides for consideration or payments not made in the ordinary course of business consistent with past practice, including without limitation those Contracts set forth on Section 3.14(a)(xiii) of the Company Disclosure Schedule;

xiv.any Contract making or relating to any outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

xv.any Company IP Agreements;

xvi.any Contract for the development of Intellectual Property for the benefit of the Company or any of its Subsidiaries (other than Contracts entered into with employees in the ordinary course of business consistent with past practice and any customary employee policies, manuals or handbooks made available to Parent);

xvii.any Contract relating to the provision of co-location or software or data hosting services to the Company or any of its Subsidiaries;

xviii.any collective bargaining agreement and all Contracts relating to employment, compensation, benefits, termination, retention or severance (other than (A) any at-will offer letters, that are terminable without any right to non-statutory severance, confidentiality agreements and invention assignment agreements, and (B) any customary employee policies, manuals or handbooks made available to Parent);

xix.any Contract that provides for payments and/or compensation (either from or to any Person, including any employee) based upon any customer’s collections (or percentage thereof); and

xx.any Contract including any “most favored nation” clause.

b.The Company has made available to Parent true and correct copies of all of the Material Contracts and any amendments or modifications thereto. With respect to each Material Contract set forth or required to be set forth on Section 3.14(a) of the Company Disclosure Schedule (i) such Material Contract is in full force and effect and is valid and enforceable against the Company or the applicable Subsidiary of the Company, and as of the date hereof to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes); (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received written notice that the Company or any of its Subsidiaries is in breach or default thereof or that any counterparty intends to cancel, terminate or not renew any Material Contract; and (iii) no event has occurred which, with or without notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in each of (i), (ii) or (iii) as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.15Environmental, Health and Safety. To the Knowledge of the Company, the Company and its Subsidiaries have complied with all applicable Laws of Governmental Authorities concerning the environment, public health and safety, and employee health and safety in each case in all material respects, and no Action has been filed or commenced against the Company or any of its Subsidiaries alleging any material failure to comply with any such Laws. Neither the Company nor any of its Subsidiaries has any material Liability under any applicable Law concerning the release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

Section 3.16Accounts Receivable. All Accounts Receivable of the Company and its Subsidiaries that (a) are reflected on the Financial Statements or (b) that will be included in the Estimated Net Working Capital, represent bona fide transactions and were or will be incurred in the ordinary course of business consistent with past practice for bona fide products delivered or services rendered. The Company and its Subsidiaries have provided reserves for Accounts Receivable in accordance with GAAP, as consistently applied in the ordinary course of business consistent with past practice. There is no contest, claim, or right of set-off other than returns in the ordinary course of business consistent with past practice under any contract or otherwise with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable included in the Financial Statements.

Section 3.17Customers and Suppliers.

a.Section 3.17(a) of the Company Disclosure Schedule sets forth (i) the top 20 customers by revenue for (x) the 12-months ending December 31, 2018 and (y) the nine months ending on the Balance Sheet Date for the Company and its Subsidiaries, taken as a whole (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such 12-month or 9-month period. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice, and, to the Knowledge of the Company, has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or adversely modify its relationship with the Company or any Subsidiary of the Company.

b.Section 3.17(b) of the Company Disclosure Schedule sets forth (i) the top 10 suppliers by the amount of consideration paid by the Company and its Subsidiaries, taken as a whole, to suppliers for (x) the 12-months ending December 31, 2018 and (y) the nine months ending on the Balance Sheet Date (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid by the Company and its Subsidiaries to each such Material Supplier during such period. Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice, and, to the Knowledge of the Company, has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce or adversely modify its relationship with the Company or any of its Subsidiaries.

Section 3.18Insurance.

a.Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company or its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries and all pending applications for policies of insurance, including self-insurance programs and those which pertain to the assets, business or operations of the Company or its Subsidiaries which are owned by the Company or any of its Subsidiaries and which name the Company or a Subsidiary of the Company as an insured (collectively, the “Insurance Policies”). The Insurance Policies provide at least the coverage required by any Contract with any Material Customer or Material Supplier. The Company has made available to Parent true and correct copies of all such Insurance Policies. The Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary of the Company.

b.There are no claims related to the business of the Company or any Subsidiary of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, in each case by written notice to the Company. Neither the Company nor any Subsidiary of the Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.19Bank Accounts. Section 3.19 of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

Section 3.20Accounting Controls. The Company and its Subsidiaries maintain books and records, accurately reflecting in all material respects, their assets and Liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed pursuant to management’s general or specific guidelines or authorization, (b) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the material assets of the Company and its Subsidiaries; (c) access to the assets of the Company or its Subsidiaries is permitted only in accordance with management’s general or specific guidelines or authorization; (d) the reporting of the assets of the Company and its Subsidiaries is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a timely and current basis, in each case to a standard reasonably consistent with similarly sized, privately-held businesses engaged in similar business.

Section 3.21Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of (i) the Company Securityholders or any of their respective Affiliates (other than the Company and its Subsidiaries), (ii) the employees, officers or directors of the Company or any of its Subsidiaries, (iii) the individuals related by blood, marriage or adoption to any of the Persons described in clause (i) or (iv) the entities in which any of the Persons described in clause (ii) or (iii) owns, individually or in the aggregate, a beneficial interest of more than five percent (5%) (each of the Persons in clauses (i) through (iv), a “Related Person”) (a) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person, (b) is a party to any Contract with or binding upon the Company, its Subsidiaries or any of their assets, rights or properties or is involved in any business arrangement, including the provision of services to or from, or other relationship with the Company or any of its Subsidiaries (whether written or oral), (c) owns, leases, licenses or has the right to use any property, asset or right, tangible or intangible, that is used by the Company or any of its

Subsidiaries, or (d) has any claim or cause of action against the Company or any of its Subsidiaries. Section 3.21 of the Seller Disclosure Schedule identifies any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Securityholder or any Affiliate of any Company Securityholder (other than the Company or any of its Subsidiaries), on the other hand, that will continue in effect after the Closing. Neither the Securityholder Representative nor any of its Affiliates (other than the Company or any of its Subsidiaries) provides any services to the Company or any of its Subsidiaries other than pursuant to Contracts set forth on Section 3.21 of the Seller Disclosure Schedule. There are no guarantees, letters of credit, bonds or similar arrangements that were issued by any Company Securityholder or any of its Affiliates (other than the Company or any of its Subsidiaries) and there are no other Contracts in which a Company Securityholder or any of its Affiliates (other than the Company or any of its Subsidiaries) is the primary obligor, in any such case to support the Company or any of its Subsidiaries or facilitate the business of the Company or any of its Subsidiaries.

Section 3.22Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions from, or based upon arrangements made by or on behalf of, the Company or any of its Subsidiaries.

Section 3.23Government Contracts.

a.Section 3.23(a) of the Company Disclosure Schedule, respectively, set forth, as of the date hereof, complete and accurate lists of (i) all of the Current Government Contracts; and (ii) all of the Government Bids.

b.The Company and its Subsidiaries are not currently, and in the past six (6) years have not been, party to any Government Contract with, or has made any Government Bid to, any Governmental Authority other than the U.S. Government.

c.The Company and its Subsidiaries are, and for the past six (6) years have been, in compliance with all Laws where and as applicable to each of the Government Contracts and Government Bids.

d.The Company and its Subsidiaries have complied with all material terms and conditions, including (but not limited to) all clauses, provisions, and specifications, and all quality assurance, testing, inspection, and physical and information security requirements of the Government Contracts, whether incorporated expressly, by reference, or by operation of law.

e.All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company or any of the Subsidiaries in connection with each of the Government Contracts and each of the Government Bids were true and accurate as of the date of submission and were made by an authorized representative of the Company, and from and after submission, the Company and its Subsidiaries have complied with all such representations, certifications and disclosure requirements.

f.Neither the Company nor any Subsidiary of the Company has received written notice terminating any of the Current Government Contracts for convenience or indicating an intention to terminate any of the Current Government Contracts for convenience; and no stop work order has been issued with respect to any Current Government Contract or Government Bid and is in effect as of the date of this Agreement.

g.There are no outstanding disputes or Actions relating to the Government Contracts that have been asserted by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the U.S. Government, any prime contractor, any higher-tier subcontractor, or any third party against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no facts or allegations exist that are reasonably likely to give rise to such a dispute or Action.

h.None of the Company, its Subsidiaries or any their respective officers or directors has been or is now suspended, debarred, or proposed for suspension or debarment by any Governmental Authority.

i.Neither the Company nor any Subsidiary of the Company has undergone in the past six (6) years or is undergoing any audit, investigation, or examination of records relating to the Government Contracts and, to the Knowledge of the Company, there is no basis for any such audit, investigation, or examination of records.

j.Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective employees, officers, directors, agents, or representatives has been or is now under any administrative, civil, or criminal investigation or indictment involving alleged false statements or false claims relating to the Government Contracts or Government Bids. To the Knowledge of the Company, no facts or allegations exist that are reasonably likely to give rise to such an investigation or indictment. Neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of their respective employees, officers, directors, agents, or representatives has made payment, directly or indirectly, to any Person in violation of applicable Laws, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, or contingent fee payments.

k.Neither the Company nor any of its Subsidiaries has any Contracts which require it or its employees to have access to classified information during contract performance. Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any of its employees, hold facility or personnel security clearances subject to the requirements of the National Industrial Security Program Operating Manual.

l.Neither the Company nor any Subsidiary of the Company is (i) subject to or bound by any Organizational Conflict of Interest (as defined by Subpart 9.5 of the FAR, an “Organizational Conflict of Interest”) contractual provisions that have had or reasonably would be expected to have a material adverse effect on the ability of the Company or any Subsidiary of the Company to perform or seek to perform future Government Contracts, or (ii) a party to or bound by any mitigation plan resulting from any actual or perceived Organizational Conflict of Interest involving the Company or any Subsidiary of the Company. In the past six (6) years, none of the Company, it Subsidiaries or any of their respective employees, officers, directors, agents, or representatives has engaged in any conduct that would create in any procurement an Organizational Conflict of Interest.

m.Neither the Company nor any Subsidiary of the Company has made any assignments of the Current Government Contracts or of any interests in the Current Government Contracts. Neither the Company nor any Subsidiary of the Company has entered into any financing arrangements with respect to the performance of any Current Government Contract.

n.As of the date of this Agreement, the Company and its Subsidiaries are not performing at-risk under a Current Government Contract or for a prospective Current Government Contract. For the avoidance of doubt, “performing at-risk” means incurring direct costs, other than costs as defined FAR 31.205-32, at the Company’s or the applicable Subsidiary’s sole risk prior to or in anticipation of and without obligation of funding under a Government Contract.

o.During the past six (6) years, neither the Company nor any Subsidiary has made any mandatory or voluntary disclosures to any Governmental Authority, nor is the Company or any Subsidiary of the Company aware of any facts or circumstances that should have given rise to any such disclosure.

p.None of the Government Contracts or Government Bids are premised or were awarded based on the status of the Company or its applicable Subsidiary, nor did the Company nor any Subsidiary of the Company represent itself at time of submission of such Government Contract or Government Bid as, a small business (including small disadvantaged business, woman-owned small business, service-disabled veteran owned small business, Section 8(a) SBA program company, etc.) under the size standard applicable to such Government Contract or Government Bid. At the time of submission, each such representation was accurate, complete, and in compliance with all applicable Laws. The Company and its Subsidiaries have been in compliance with all limitations on subcontracting, including FAR 52.219-14, under its Government Contracts.

Section 3.24Export and Import Control Laws; Specified Business Conduct Laws. The Company and its Subsidiaries and their respective officers and directors (and, to the Knowledge of the Company, the Company’s and its Subsidiaries’ respective employees, agents and representatives) have, at all times, complied in all material respects in accordance with all applicable Specified Business Conduct Laws, including Export and Import Control Laws. Without limiting the foregoing: (i) the Company and each Subsidiary of the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement Actions, lawsuits, or other Actions against the Company or any Subsidiary of the Company with respect to any Specified Business Conduct Laws, including Export and Import Control Laws; (iii) there are no Actions, conditions or circumstances pertaining to the operations, including export or import transactions, of the Company or any of its Subsidiaries that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal Actions, lawsuits, or other Actions under the Export and Import Control Laws; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged or potential violation of any Specified Business Conduct Law. Since October 16, 2017, neither the Company nor any of its Subsidiaries has made any mandatory or voluntary disclosures to any Governmental Authority or conducted any internal investigation for which it engaged outside counsel or a forensic accounting firm related to actual or potential violations of the Business Conduct Laws.

Section 3.25Disclaimer. Except for the representations and warranties contained in this Article III (including the Company Disclosure Schedule), the representations and warranties of the applicable Company Securityholders in the Joinder and Release Agreements, the Letters of Transmittal and the Rollover Agreements, and the representations and warranties contained in any other Transaction Document, neither the Company nor any of its Subsidiaries nor any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the execution and delivery of this Agreement or the Transactions, including, without limitation, as to the accuracy or completeness of any information, documents or materials regarding the Company or its Subsidiaries furnished or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” (including the Data Room) management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, as follows:
Section 4.1Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization; (b) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted; and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the Transactions.

Section 4.2Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Parent or Merger Sub, respectively, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by each of Parent and Merger Sub, the performance of each of their obligations hereunder and thereunder the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and each other Transaction Document to be executed by Parent or Merger Sub will be, at or prior to the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

Section 4.3No Conflict; Required Filings and Consents.

a.The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions pursuant to the terms of this Agreement will not (i) conflict with or violate the certificate of incorporation and bylaws, in each case as amended or restated, of Parent and Merger Sub; (ii) conflict with or violate any Laws applicable to Parent and Merger Sub or by which any of their respective assets or properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent and Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by or to which any of them or any of their respective assets or properties is bound or subject, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, payments or Liens that would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the Transactions.

b.The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and consummation of the Transactions will not, require Parent or Merger Sub to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) as would not or would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the Transactions.

Section 4.4Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.5Financing.

a.Parent has delivered to the Company a true and complete copy of each executed Commitment Letter and the neither Commitment Letter has been amended or modified in any manner prior to the date hereof. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other contract relating to the financing of its obligations hereunder, other than as set forth in the Commitment Letters and the fee letters related thereto.

b.Assuming (i) the satisfaction of the conditions in Section 7.1 and Section 7.2, (ii) the funding in full on the Closing Date of the Debt Financing and the Equity Financing (collectively, the “Financing”) in accordance with the terms of the Debt Commitment Letter and the Parent Equity Commitment Letter, respectively, and (iii) the consummation of the Rollovers in accordance with the terms of the Rollover Agreements, the proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the Transactions and the other transactions contemplated hereby, including related fees and expenses and the refinancing of any outstanding indebtedness of the Company and its Subsidiaries, as applicable. As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, each Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and subject to the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Parent has fully paid (or caused to be paid) any commitment fees and other amounts that are due and payable on or prior to the date hereof in connection with the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or, to Parent’s knowledge, any other party thereto under the Commitment Letters. There are no conditions precedent including in any side letters or other agreements, contracts or arrangements related to the funding of the full amount of the Financing, other than the Financing Conditions. As of the date hereof, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (a) any of the Financing Conditions will not be satisfied on a timely basis or (b) any portion of the Debt Financing or the Equity Financing will not be made available to Parent on the Closing Date to consummate the Transactions.

c.The Commitment Letters provide and will continue to provide, that the Company is a third party beneficiary thereto and can enforce such agreement, on the terms and subject to the conditions of the Commitment Letters.

Section 4.6Solvency. As of the Effective Time and only immediately after giving effect to all of the Transactions, including the payment of the Merger Consideration and the consideration payable to holders of Company Restricted Stock pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming (a) the compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties of the Company set forth in Article III, disregarding any qualifiers as to materiality or Company Material Adverse Effect, (b) the most-recent projections, forecasts or revenue or earnings predictions regarding the Company and its Subsidiaries and their respective businesses and operations prepared by or on behalf of the Company and made available to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable and (c) the consummation of the Financing transactions on the terms set forth in the Commitment Letters and the consummation of the Rollovers on the terms set forth in the Rollover Agreements, (i) the amount of the “fair saleable value” of the assets of the Surviving Company and its Subsidiaries, on a consolidated basis, will exceed (A) the value of the consolidated liabilities of the Surviving Company and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable consolidated liabilities of the Surviving Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (iii) the Surviving Company and its Subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Company and its Subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their consolidated obligations as they become due.

Section 4.7Parent’s Due Diligence; Limitations on Representations and Warranties of the Company.

a.Parent and Merger Sub hereby acknowledge that: except for the representations and warranties of the Company expressly set forth in Article III or the Closing Certificates, the representations and warranties of the applicable Company Securityholders in the Joinder and Release Agreements, the Letters of Transmittal and the Rollover Agreements, they are relying on their own investigation and analysis in entering into this Agreement and the Transactions. Parent and Merger Sub acknowledge that they are consummating the Transactions without any representation or warranty, express or implied, by the Company or any of its Subsidiaries or any of their respective managers, directors, officers, employees, securityholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in Article III, in the Joinder and Release Agreements, the Rollover Agreements, the Letters of Transmittal or the Closing Certificates.

b.Parent and Merger Sub hereby make those certain acknowledgments set forth on Schedule 4.7(b).

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

Section 5.1Company Covenants.

a.The Company hereby covenants and agrees that, prior to the earlier of the Closing or the termination of this Agreement pursuant to its terms, unless (x) expressly required by this Agreement or set forth on Section 5.1(a) of the Company Disclosure Schedule, (y) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) required by Law, it will, and will cause each of its Subsidiaries (i) to operate its business in the usual and ordinary course consistent with past practice and (ii) to use its reasonable best efforts to preserve intact its businesses and material assets, including all Permits.

b.Other than as is set forth on Section 5.1(b) of the Company Disclosure Schedule, the Company hereby covenants and agrees that, prior to the earlier of the Closing or the termination of this Agreement pursuant to its terms, unless otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or required by Law, it will not, and will cause each of its Subsidiaries not to:

i.amend or otherwise change its certificate of incorporation or formation, bylaws, limited liability company agreement or other similar governing documents;

ii.issue, sell, license, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of any securities of any class of the equity of the Company or any of its Subsidiaries, except pursuant to the exercise or settlement of Company Options, each as outstanding as of the date hereof in accordance with their existing terms, or any options, warrants, convertible securities or other rights of any kind to acquire any such securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries;

iii.disclose or fail to maintain the enforceability of any trade secrets used in the business of the Company or any of its Subsidiaries;

iv.take any action or fail to take any action that would result in the lapse, abandonment, cancellation or unenforceability of any of the Intellectual Property used by the Company or any of its Subsidiaries in the operation of their businesses;

v.effect a recapitalization, reclassification or similarly effect any change in the capitalization of the Company or any of its Subsidiaries or declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the securities of the Company;

vi.incur or modify the terms of any Indebtedness for borrowed money or cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise become responsible for the obligations of any Person for borrowed money or indebtedness;

vii.enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

viii.enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries;

ix.except in the ordinary course of business consistent with past practice, (A) terminate (excluding any termination or non-renewal upon expiration of a Contract in accordance with its terms in existence prior to the date of this Agreement) any Material Contract, (B) agree to any material modification, amendment or extension of any Material Contract or (C) enter into or amend any Contract (1) pursuant to which any Person is granted exclusive marketing, licensing, manufacturing or other rights with respect to any Company Intellectual Property or any Company Product, (2) that contains a covenant of the Company or any Affiliate of the Company prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting any of their ability to conduct business with any Person or in any geographical area or (3) that otherwise, if entered into prior to the date hereof, would have been required to be listed on Section 3.14(a) of the Company Disclosure Schedule pursuant to any of Section 3.14(a)(iv) - (xiv) or (xix) - (xx), other than renewals of existing Contracts in the ordinary course of business, consistent with past practice;

x.communicate in writing with any Governmental Authority unless Parent has reviewed and consented to such communication;

xi.reclassify, combine, split, subdivide or redeem, or purchase, cancel or otherwise acquire, directly or indirectly, any of the securities of the Company or any of its Subsidiaries;

xii.acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or any division thereof or any material properties or assets thereof;

xiii.purchase, lease, sublease, license, sell, grant, assign, abandon, allow to lapse or otherwise dispose or transfer, or enter into any arrangement for the purchase, lease, sublease, license, sale, assignment, abandonment or disposition or transfer, of any of its material assets (including any real property and material Company Intellectual Property), properties or goodwill, other than non-exclusive licenses in the ordinary course of business consistent with past practice or subject any of the properties or assets of the Company and its Subsidiaries to any Lien (except for Permitted Liens);

xiv.adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

xv.waive, release, assign, settle or compromise any Action in a manner that would be material to the Company and its Subsidiaries taken as a whole;

xvi.make, change or rescind any material election relating to Taxes, amend any material Tax Return or file a material Tax Return in a manner that is materially inconsistent with past practice, settle or compromise any material Tax claim or liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes (other than in connection with customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of not more than six months), enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business consistent with past practice, the principal purpose of which does not relate to Taxes), or make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

xvii.adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or other applicable Laws or as necessary to maintain the qualified status of such plan under the Code or as necessary to conform the terms of an Plan with applicable Laws, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section;

xviii.other than as required by any Benefit Plan existing on the date hereof or applicable Law, (A) increase the amount of compensation or other benefits payable or provided to any employee, officer, director, consultant or other service provider of the Company or any Subsidiary of the Company (except for, with respect to non-officer employees whose annual base salary is less than $100,000, increases in salary or hourly wage rates in the ordinary course of business consistent with past practice), (B) take any action to accelerate the vesting or timing of payment of any compensation or benefit payable or provided to any employee, officer, director, consultant or other service provider, (C) materially increase the coverage or benefits available under any Benefit Plan, (D) hire or terminate (other than for cause) any employee, consultant or other service provider who is entitled to receive annual salary in excess of $100,000, or (E) enter into any employment contract providing for annual compensation in excess of $100,000 with an employee or enter into or modify any severance, retention, change of control, or similar Contract (or amend any such arrangement to increase benefits thereunder or otherwise grant any equity or equity-based compensation or any severance, retention or change in control, transaction or similar payments to any employee, consultant or other individual service provider) with a director, executive officer, consultant or employee of the Company or any of its Subsidiaries;

xix.terminate or allow to lapse any of the Insurance Policies;

xx.make any loans or advances to any Person (other than to or among any wholly-owned Subsidiaries of the Company);

xxi.terminate, agree to any modification, amendment or extension of, or waive any right under the TrustHCS Agreement or any other Transaction Document (as defined in the TrustHCS Agreement); or

xxii.enter into a Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2Access and Information. The Company shall, and the Company shall cause each of its Subsidiaries to, (a) afford to Parent, its Affiliates and each such Person’s officers, managers, directors, employees, accountants, consultants, financial advisors, legal counsel, agents and other representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices, facilities, books and records of the Company and its Subsidiaries; and (b) furnish to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) of the Company and each of its Subsidiaries as is prepared or compiled by the Company in the ordinary course of business consistent with past practice and as may be reasonably requested from time to time by Parent. Parent shall treat all information obtained from the Company as Confidential Information (as such term is defined in the Confidentiality Agreement) and Parent shall continue to honor, and cause the Parent Representatives to honor, its obligations thereunder. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or violate any Law applicable to the Company or the confidentiality provisions of any Contract to which the Company is a party on the date of this Agreement (it being agreed that, in the event the restrictions of this sentence apply, the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate any such information without jeopardizing the attorney-client privilege or violating any Law or applicable confidentiality provisions).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1Public Announcements. The parties shall cooperate in good faith to jointly prepare all press releases and similar public announcements pertaining to this Agreement and the Transactions and no party shall issue or otherwise make any public announcement pertaining to this Agreement or the Transactions without the prior consent of Parent and the Company, except as required by applicable Law, by the rules and regulations of, pursuant to any Contract of a stock exchange or securities trading system or in the case of Parent in connection with the Debt Financing; provided that Parent may report and disclose the status of this Agreement and the Transactions to the direct or indirect limited partners of investment funds managed or advised by its Affiliates or current or prospective investors (so long as such limited partners or investors are subject to an obligation of confidentiality and have been informed of the confidential nature of such information). Each party will not unreasonably delay, withhold or condition approval from the others with respect to any such press release or public announcement.

Section 6.2No Solicitation. The Company and each of its Subsidiaries and Affiliates (including, for purposes of this Section 6.2, the Securityholder Representative and its Affiliates) shall not, directly or indirectly through any officer, employee, manager, director, representative, consultant, financial advisor, attorney, accountant or other agent of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) (and the Company shall cause all such Company Representatives under the Company’s control and direct all such other Company Representatives not to) (a) take any action to encourage, solicit, initiate, resume, facilitate or engage in discussions or negotiations with, or provide any non-public information, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person, other than Parent (and its Affiliates and Parent Representatives), concerning any potential direct or indirect acquisition, purchase or recapitalization of the Company or any of its Subsidiaries or any material part of the capital stock, business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Securities or any securities of its Subsidiaries (whether or not outstanding), regardless of form or structure (a “Competing Transaction”), (b) enter into any agreement, arrangement or understanding with respect to a Competing Transaction or (c) disclose any non-public information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries (other than Parent, its financing sources, the Parent Representatives and their respective Affiliates and advisors) concerning a Competing Transaction. The Company shall, and shall cause each of its Subsidiaries and the Company Representatives to, cease and cause to be terminated any existing activities, discussions or negotiations with any Persons, other than with Parent (and its Affiliates and Parent Representatives), with respect to any inquiries or proposals relating to a Competing Transaction. The Company shall notify Parent promptly (but in any case within one (1) Business Day) after receipt by it of any communication regarding a Competing Transaction or any request for information in connection with a Competing Transaction or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Company that it is considering making, or has made, a proposal relating to a Competing Transaction.

Section 6.3D&O Insurance.

a.From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to fulfill its indemnification obligations to each present and former manager, director and officer of the Company and its Subsidiaries (each, an “Indemnified Party”) pursuant to (i) the Company Charter Documents, (ii) the Subsidiary Charter Documents, (iii) applicable Law and (iv) any indemnification Contract listed in Section 6.3(a) of the Company Disclosure Schedule between the Company or its Subsidiary, on one hand, and such Indemnified Party, on the other hand and provided to Parent prior to the date hereof. Notwithstanding the foregoing, the obligations of Parent and the Surviving Company (1) shall be subject to any limitation imposed by applicable Law, (2) shall not be deemed to release any Indemnified Party that is also a Company Securityholder from, or otherwise limit in any way (including by permitting any Indemnified Party from obtaining any advancement or reimbursement from the Surviving Company or any Subsidiary of the Surviving Company of Damages owed by such Indemnified Party pursuant to an indemnification claim by a Parent Indemnified Person), his or her obligations pursuant to this Agreement and (3) shall not, if applicable, limit in any way the terms of the Joinder and Release Agreements, the Letters of Transmittal and/or the Rollover Agreements.

b.Prior to the Closing, the Company shall purchase a “tail” insurance policy for a period of six (6) years after the Effective Time (such policy, the “D&O Policy”), with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate than the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events that occurred at or before the Effective Time, for which cost shall be included in Transaction Expenses.

c.The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under this Section 6.3, respectively, and his or her heirs and legal representatives, which shall be deemed as third party beneficiaries under this Agreement, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Charter Documents or the similar organization documents of any of the Company’s Subsidiaries, as applicable, or the comparable organization documents of the Surviving Company or any of its Subsidiaries, under applicable Law or indemnification agreement listed in Section 6.3(a) of the Company Disclosure Schedule. Parent shall ensure that the Surviving Company complies with all of its obligations under this Section 6.3, and Parent shall guaranty all such obligations of the Surviving Company under this Section 6.3.

d.If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Company assume the obligations set forth in this Section 6.3.

Section 6.4Tax Matters. Notwithstanding anything to the contrary in this Section 6.4, and without limiting any right of indemnification in favor of the Parent Indemnified Parties hereunder, Parent, the Company and the Company’s Subsidiaries shall use commercially reasonable efforts to comply with their obligations owed to the Company Securityholders (as that term is used in the Company Acquisition Agreement), and shall reasonably cooperate with the Cannae Company Stockholder to permit it to be in compliance with its obligations owed to the Company Securityholders (as that term is used in the Company Acquisition Agreement) with respect to taxable periods ending on or including the Closing Date (as that term is used in the Company Acquisition Agreement) under Section 6.5 of that certain Agreement and Plan of Merger between and among Fidelity National Financial Ventures, LLC, a Delaware limited liability company, Project F Merger Sub LLC, a Delaware limited liability company, T-System Holding LLC, and Francisco Partners II, L.P. a Delaware limited partnership, as representative of the Company Securityholders (as defined therein) dated as of September 1, 2017 (the “Company Acquisition Agreement”).

a.The Company shall deliver to Parent, in form reasonably acceptable to Parent, a properly completed and executed (A) certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), dated as of the Closing Date, and (B) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and a copy of the certification to the Internal Revenue Service on behalf of the Company after Closing (the “FIRPTA Certificate”).

b.

i.The Cannae Company Stockholder shall prepare, in a manner consistent with applicable Law, and shall properly file or cause to be filed any Tax Returns required to be filed by the Company and its Subsidiaries for any taxable period ending on or before the Closing Date that are Tax Returns of an Affiliated Group that includes Cannae Holdings, Inc. (such Tax Returns, “Cannae Tax Returns” and such Affiliated Group, the “Cannae Affiliated Group”), and the Cannae Company Stockholder shall pay and cause to be paid any Taxes required to be paid in connection therewith. To the extent relevant to determining any Tax liability for which Parent or its Affiliates would be responsible, Cannae Tax Returns shall be prepared in a manner consistent with the past practices of the Cannae Affiliated Group. The Cannae Company Stockholder shall provide Parent with a copy of the Company’s and its Subsidiaries’ pro forma short year U.S. federal and applicable state income Tax Return prepared in connection with the preparation of the 2019 consolidated Tax Return of the Cannae Affiliated Group (together with all workpapers reasonably necessary for Parent to calculate the tax attributes (including any net operating losses, Tax basis and depreciation) of the Company and its Subsidiaries, but excluding all other Tax Returns of the Cannae Affiliated Group and all related workpapers).

ii.Notwithstanding anything herein to the contrary, neither Parent nor any Affiliate thereof shall have any right to access or review any Tax Return or Tax work papers of Cannae Holdings, Inc. or any of its Subsidiaries or Affiliates (including any Tax Return of any consolidated, combined or unitary group that includes Cannae Holdings, Inc. or its Subsidiaries or Affiliates, and any pro forma Tax Return used to create any such Tax Return, but excluding (i) any Tax Returns or workpapers of only the Company and its Subsidiaries; (ii) all workpapers and other documentation reasonably necessary for Parent to calculate the tax attributes of the Company and its Subsidiaries or undertake other Tax compliance responsibilities with respect to the Company and its Subsidiaries required by Law), and (iii) the Company’s and its Subsidiaries’ pro forma Tax Return referenced in Section 6.4(b)(i).

iii.Subject to Section 6.4(e), Parent shall timely and properly prepare, or cause to be timely and properly prepared and filed, the initial filing of all Tax Returns of the Company and its Subsidiaries that relate in whole or in part to any Pre-Closing Tax Period that are initially due after the Closing Date other than Cannae Tax Returns (the “Pre‑Closing Date Tax Returns”). All Pre-Closing Date Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company and its Subsidiaries in all material respects, except to the extent necessary to comply with applicable Law. Drafts of such Pre-Closing Date Tax Returns that are Income Tax Returns or that reflect a Tax or a Tax position that could form the basis of a claim for indemnification pursuant to Article VIII or otherwise pursuant to this Agreement shall be provided to the Securityholder Representative for its review at least twenty (20) days prior to the proposed date of filing of such Pre-Closing Date Tax Returns (or, if such deadline is not reasonably practical considering the circumstances of the applicable Tax Return, as soon as reasonably practical after such time). Parent shall make such changes to the draft Pre-Closing Date Tax Returns as are reasonably requested by the Securityholder Representative that are both consistent with the past practice of the applicable entity and more-likely-than-not to be upheld under applicable Law, and shall not file such Pre-Closing Date Tax Returns without the prior consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The Company Securityholders shall pay to Parent, at least two (2) days prior to the due date for any such Tax Return, any amounts with respect to such Tax Return for which they are liable pursuant to Article VIII. The Company shall provide the Securityholder Representative and its representatives with reasonable access to the books and records of the Company and its Subsidiaries to assist in the reasonable review of such Pre-Closing Date Tax Returns. If Parent and the Securityholder Representative are unable to resolve any dispute regarding any Pre-Closing Date Tax Return within five (5) days after the Securityholder Representative delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accounting Arbitrator in accordance with the dispute resolution procedure set forth in Section 2.10(d), provided that in the event the Accounting Arbitrator has not yet resolved any such dispute prior to the deadline for filing the applicable Pre-Closing Date Tax Return, Parent shall be entitled to timely file (or cause to be timely filed) any such Pre-Closing Date Tax Return in the form provided to and reviewed by the Securityholder Representative, provided that Parent agrees to promptly amend such Pre-Closing Date Tax Return to reflect the determination of the Accounting Arbitrator upon the resolution of such dispute. The Accounting Arbitrator shall resolve any dispute in favor of the Securityholder Representative if the Securityholder Representative’s position is supported by the “more-likely-than-not” standard under the Code and is consistent with the past practice of the applicable entity as provided for in this Section 6.4(b)(iii).

c.The Company Securityholders shall be entitled (in accordance with their respective Pro Rata Portions) to any cash refunds of Taxes or credits in lieu of cash refunds of Taxes actually received by Parent, the Surviving Company or any of its Subsidiaries (including a credit received in lieu of a cash refund of taxes that results in a reduction of Taxes owed by Parent), for Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period, with the determination of the allocation of any such refund payable hereunder made consistent with the principles of Section 6.4(d)), net of (i) any reasonable costs, expenses and Taxes incurred by Parent, the Surviving Company or any of its Subsidiaries in connection with such refunds and making any payments to the Company Securityholders under this provision and (ii) any amounts then due from the Company Securityholders to the Parent Indemnified Parties under Article VIII, provided, however, that the Company Securityholder shall not be entitled to any Tax refunds that (i) were taken into account in determining Final Net Working Capital, (ii) are attributable to Taxes borne by the Parent Indemnified Parties and not indemnified under this Agreement, (iii) are attributable to carrybacks of net operating losses or Tax credits arising from Tax periods, or portions thereof, beginning after the Closing Date, or (iv) for the avoidance of doubt, that are required to be paid to any other party pursuant to any agreement or arrangement entered into prior to the Closing (in which case, Parent shall pay such amounts in accordance with such agreement or arrangement). Parent shall be entitled to all Tax refunds of the Surviving Company and its Subsidiaries to which the Company Securityholders are not entitled under the preceding sentence. At the Securityholder Representative’s written request, and at the expense of the Company Securityholders, Parent will timely and properly prepare, or cause to be prepared (in a manner consistent with Section 6.4(b)(iii), and subject to the requirement outlined in such section that the relevant Tax Returns be prepared with past practice and meet a “more likely than not” standard), and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain available Tax refunds or credits from any Pre-Closing Tax Period required to be paid to the Company Securityholders pursuant to this Section 6.4(c) (provided, that in no event will Parent be required pursuant to this Section 6.4(c) to file any Form 4466 or other “quickie refund” request).

d.For purposes of allocating Taxes under this Agreement, in the case of any Straddle Period, the amount of Taxes (or any Tax refund, or a credit received in lieu of a cash Tax refund) allocable to the Pre-Closing Tax Period shall be deemed to be (i) in the case of property, ad valorem or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, even if the relevant period for the equityholders of such partnership or other “flowthrough” entity is not a Straddle Period, Taxes attributable to the activities of such partnership or other “flowthrough entity” shall be allocated as if the taxable period of such partnership or other “flowthrough” entity ended as of the end of the Closing Date) (provided, however, that any exemptions or allowances that are calculated on an annual or other periodic basis shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period).

e.Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or any of its Subsidiaries) to, (i) file a Tax Return for the Company or any of its Subsidiaries for any Pre-Closing Period (except as permitted in Section 6.4(b)) or re-file, supplement or amend any Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period, (iii) make an election under Section 338 or Section 336 of the Code (or any comparable applicable provision of state, local or foreign Tax Law) with respect to the Transactions that would increase any liability of the Company Securityholders, (iv) make any Tax election for the Company or its Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (v) except pursuant to Section 6.4(c) and Section 6.4(i), carryback any net operating losses to a Tax period (or portion thereof) of the Company or any of its Subsidiaries ending on or before the Closing Date, or (vi) agree to extend or waive the statute of limitations with respect Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period, in each such case except as required by applicable Law or, other than the elections described in clause (iii), with the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed (provided that the Securityholder Representative must inform Parent within 60 days after Parent’s request for consent whether the Securityholder Representative’s consent is or is not given). The parties will (and will cause their Affiliates to) reasonably cooperate with respect to the administration of Tax matters pertaining to the Company and its Subsidiaries for Pre-Closing Tax Periods, including with respect to the filing of Tax Returns and the conduct of Tax Contests. Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return, audit, assessment, suit, dispute, proceeding or similar claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

f.Parent, on the one hand, and the Company Securityholders (as Transaction Expenses), on the other hand, shall each bear fifty percent (50%) of all Transfer Taxes arising out of or in connection with the Transactions or otherwise in connection with this Agreement. The party legally obligated to do so will file or cause to be filed in a timely manner all necessary documentation and Tax Returns with respect to such Transfer Taxes. Parent shall provide the Securityholder Representative with evidence satisfactory to the Securityholder Representative that any Transfer Taxes payable by Parent have been paid, and the parties will reasonably cooperate to mitigate any Transfer Taxes arising out of the Transactions.

g.Tax Contests.

i.If any party hereto receives notice that a taxing authority intends to audit, examine or conduct an Action, or written notice of a taxing authority’s determination of an objection to an assessment with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries relating in whole or in part to a Pre-Closing Tax Period (a “Tax Contest”), then the party hereto first receiving notice of such Tax Contest shall promptly provide written notice thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof, provided however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 6.4(g) except to the extent that such other party is prejudiced as a consequence of such failure.

ii.Except as otherwise described below in this Section 6.4(g)(ii), the Securityholder Representative shall have the right to control, at the sole cost and expense of the Company Securityholders, any Tax Contest of the Company or any of its Subsidiaries relating solely to a Pre-Closing Tax Period (a “Securityholders’ Tax Contest”); provided, that: (A) Parent, at its sole cost and expense, shall have the right to participate in such Securityholders’ Tax Contest and receive copies of any written materials relating to such Securityholders’ Tax Contest received from the relevant Governmental Authority, and (B) the Securityholder Representative shall keep Parent reasonably informed regarding such Securityholders’ Tax Contest, and the Securityholder Representative shall not agree to settle such Securityholders’ Tax Contest without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Cannae Holdings, Inc. shall control (at Cannae Holdings, Inc.’s expense) any Tax Contest with respect to the Cannae Affiliated Group, and Parent shall not participate in or control any such Tax Contest. The Cannae Company Stockholder shall keep Parent reasonably informed as to the status and resolution of such Tax Contest, to the extent such Tax Contest could reasonably be expected to affect any Tax liability of Parent or its Subsidiaries (including the Company and its Subsidiaries), and shall not settle any such Tax Contest in a manner that would have a material and adverse effect on Parent or its Subsidiaries (including the Company and its Subsidiaries) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

iii.Parent shall have the right to control, any Tax Contest of the Company or any of its Subsidiaries that neither the Securityholder Representative nor Cannae Holdings, Inc. can control pursuant to Section 6.4(g)(ii) (a “Parent Tax Contest”), provided that, (A) the Securityholder Representative, at its sole cost and expense, shall have the right to participate in such Parent Tax Contest and receive copies of any written materials relating to such Parent Tax Contest received from the relevant Governmental Authority to the extent relevant to determining any Tax liability for which it is responsible under this Agreement, and (B) Parent shall keep the Securityholder Representative reasonably informed regarding such Parent Tax Contest and Parent shall not agree to settle such Parent Tax Contest in a manner that would give rise to any Tax liability for with the Company Securityholders are responsible under this Agreement without the written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

iv.Notwithstanding anything to the contrary in this Agreement, only this Section 6.4(g), and not Section 8.2 shall control the conduct of Tax Contests and other Tax proceedings with respect to the Company and its Subsidiaries.

h.Tax Sharing Agreements or Arrangements. Any and all existing written Tax sharing, allocation or like agreements or arrangements for the Company or any of its Subsidiaries (other than such agreement or arrangement entered into in the ordinary course of business consistent with past practice, the principal subject matter of which is not Taxes) shall be terminated on or prior to the Closing Date, and from and after the Closing Date, Parent and its Affiliates shall not be bound thereby or have any liability thereunder. The Tax sharing, allocation or like agreements to be cancelled pursuant to this Section 6.4(h) are listed on Section 6.4(h) of the Company Disclosure Schedule.

i.Income Tax Matters. Pre-Closing Taxes and the Tax items included in Net Working Capital or Transaction Expenses shall be calculated in accordance with the following assumptions (whether or not the Tax Returns described in Section 6.4(b) are in fact prepared in accordance with these assumptions):

(i)The taxable year of the Company ends as of the end of the day on the Closing Date;

(ii)No election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax Law) is made with respect to the acquisition of the stock of the Company;

(iii)Taxes that are incurred by the Company on the Closing Date after the Closing as a result of actions taken at the direction of Parent that are not contemplated by this Agreement shall not be taken into account;

(iv)The Company makes a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Transaction Expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f);

(v)To the extent “more likely than not” deductible under applicable Law in such period, all Transaction Deductions are deducted on Tax Returns for the taxable period that ends (or is deemed to end) as of the end of the day on the Closing Date;

(vi)To the extent “more likely than not” permitted by Law, any net operating losses of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback); and

(vii)For purposes of this Section 6.4, “Transaction Deduction” means all items of loss or deduction for applicable Income Tax purposes resulting from or attributable to: (a) the payment of bonuses, or other compensatory payments made in connection with the transactions contemplated by this Agreement on or about the Closing Date; (b) Transaction Expenses; (c) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off of the amortization of deferred financing, in each case with respect to Indebtedness repaid at Closing; or (d) any liabilities included in Final Net Working Capital or Final Indebtedness; in each case (with respect to clauses (a), (b), (c) or (d)), only to the extent the relevant expense giving rise to such items was (i) paid prior to the Closing Date or (ii) included as a liability in the final determination of the Merger Consideration.

Section 6.5Employee Matters. Prior to the Closing Date, the Company and its Subsidiaries shall cause each Excluded Participant to cease participating in any Benefit Plan.

Section 6.6Confidentiality. Parent, Merger Sub, the Company and the Securityholder Representative hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the earlier of the Effective Time or until such agreement terminates pursuant to its terms such that, in each case, the information obtained by Parent, Merger Sub, the Company and the Securityholder Representative, or their respective Affiliates, officers, employees, agents or representatives, during any investigation conducted pursuant to Section 5.2, or in connection with the negotiation and execution of this Agreement or the consummation of the Transactions, or otherwise, shall be governed by the terms of the Confidentiality Agreement. The Confidentiality Agreement is hereby amended to include in the definition of “Representatives” contained therein all of Parent’s Affiliates (other than other portfolio companies of investment funds affiliated with Carlyle Investment Management, L.L.C.) and its and their respective advisors, representatives and all existing or prospective equity investors, co-investors and Debt Financing Sources (including their respective directors, officers, employees, accountants and legal counsel). The execution of this Agreement shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent and its Affiliates expressly contemplated by this Agreement. Carlyle Investment Management, L.L.C. is an express third party beneficiary of each waiver to, or amendment of, the Confidentiality Agreement contained herein.

Section 6.7Financing.

a.Prior to the earlier of the Closing or the termination of this Agreement pursuant to its terms, the Company will use its reasonable best efforts to provide to Parent such assistance (and to cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance) with the Debt Financing as is reasonably requested by Parent in connection with the arrangement, obtaining and syndication of the Debt Financing. Such assistance will include the following: (i) as promptly as reasonably practicable, furnishing Parent, its Affiliates and its Financing Sources with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (and updates thereto as reasonably requested), including furnishing to Parent (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows, as of and for each fiscal quarter ending after September 30, 2019, no later than 45 days after the last day of such fiscal quarter, (B) unaudited monthly financial statements within thirty (30) days after the completion of such month and customary “flash” or “recent development” revenue and EBITDA information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for any completed fiscal quarters not described in sub-clause (B) above and (C) the pro forma financial information identified in paragraph 6 of Exhibit C of the Debt Commitment Letter; (ii) using reasonable best efforts to cooperate with the marketing efforts of Parent and the Financing Sources relating to the Debt Financing, including reasonably assisting with the preparation of lender and investor presentations, bank information memoranda and similar documents and materials, including other marketing and syndication materials, in each case as are customarily required by financing sources in connection with debt financings similar to the Debt Financing, together with customary authorization letters authorizing the distribution of information to prospective lenders or investors (which customary authorization letters shall be required notwithstanding the reasonable efforts standard required of the Company above) including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing; (iii) causing the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, including senior officers, to participate in, including the preparation for, a reasonable number of meetings, drafting sessions, due diligence sessions and presentations with prospective lenders (including customary meetings with lenders and potential Debt Financing Sources), in each case upon reasonable notice and at mutually agreeable dates and times in connection with the Debt Financing; (iv) executing and delivering customary authorization letters authorizing the distribution of information to prospective lenders or investors or otherwise relating to the Debt Financing; (v) furnishing Parent and its financing sources as promptly as reasonably practicable, and in any event no later than five (5) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities or reasonably requested by Debt Financing Sources under applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, that has been reasonably requested by Parent in writing, at least nine (9) Business Days prior to the Closing Date, (vi) providing all relevant information with respect to the collateral, delivering original copies of all certificated securities (with transfer powers executed in blank) and assisting with the preparation of, and executing and delivering, any pledge and security documents or other definitive financing documents or certificates as may be reasonably be requested by Parent, (vii) providing a certificate of the individual who is the chief financial officer or an officer serving the equivalent function of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter; and (viii) obtaining customary pay-off letters and lien releases in respect of Indebtedness of the Company and its Subsidiaries. Such assistance will not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement; provided that this sentence shall not affect the obligation of the Company to provide the authorization letters referred to in clause (iv) of the immediately preceding sentence.

b.In each case of this Section 6.7(b), the Company’s cooperation will be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense and Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation by the Company and its Subsidiaries contemplated by this Section 6.7. The Company and its Subsidiaries will not be required to deliver or cause the delivery of any legal opinions in connection with the Debt Financing. The Company (for itself and its Subsidiaries) hereby consents to the use of all of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries or the trademarks, reputation or goodwill of the Company and its Subsidiaries. All information provided by the Company and its Subsidiaries or any of their respective personnel or advisors under this Section 6.7 will be kept confidential in accordance with the Confidentiality Agreement as amended by Section 6.6. Parent will indemnify and hold harmless the Company and its Subsidiaries and their respective directors, managers, officers, equityholders, employees and agents from and against any liabilities, losses, damages, claims, costs, expenses (including attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with any assistance or activities provided under this Section 6.7.

c.Parent acknowledges and agrees that none of the Company, the Company Securityholders or any of their respective Affiliates have any responsibility for any financing that Parent may raise in connection with the Transactions, other than the Rollover Agreements.

Section 6.8Affiliate Contracts and Balances
. At or prior to the Closing, the Company shall (a) except as set forth on Section 6.8 of the Company Disclosure Schedule cause each Contract required to be set forth on Section 3.21 of the Company Disclosure Schedule to be terminated in accordance with the terms and conditions of each such Contract, without any consideration payable after the Closing or further Liability on the part of any party thereunder and (b) eliminate by discharge or otherwise in their entirety all balances between any Company Securityholder or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand either pursuant to the Payoff Letters to be satisfied at Closing or otherwise.

Section 6.9Appropriate Action; Consents; Filings.

a.The Company and Parent shall not enter into any agreement with any Governmental Authority agreeing not to consummate the Transactions. The Company shall give (and the Company shall cause any applicable Subsidiary of the Company to give) any notices to third Persons, and use (and the Company shall cause any applicable Subsidiary of the Company to use) commercially reasonable efforts to obtain any consents from third Persons required under any Contracts, licenses, leases or other agreements in connection with the consummation of the Transactions to the extent requested, and in the form provided, by Parent. Parent shall use commercially reasonable efforts to assist the Company in obtaining all consents and providing such notices, including providing any reasonable information or executing any documents reasonably required in connection therewith. Notwithstanding the foregoing, no party hereto nor any of the Company’s Subsidiaries shall have any obligation to pay any money or thing of value to any third Person for the purpose of obtaining such consent or any costs and expenses of any third Person resulting from the process of obtaining any such consent (and the Company and its Subsidiaries should not pay (or commit to pay) any amount (other than customary nominal administrative costs) or grant any accommodation to obtain any such consent with the prior written consent of Parent.

b.The Company shall give prompt notice to Parent upon becoming aware of (i) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the Transactions, (ii) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the Transactions, (iii) the institution or the overt threat of material litigation involving the Company or any of its Subsidiaries or (iv) any event or condition that has caused any of the representations or warranties set forth in Article III not to be true and correct such that the conditions set forth Article VII would not be satisfied. Parent will give prompt notice to the

Company upon becoming aware of (i) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the Transactions, or (ii) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the Transactions, or (iii) any event or condition that would reasonably be expected to cause any of the representations or warranties set forth in Article IV not to be true and correct such that the conditions set forth in Article VII would not be satisfied.

Section 6.10Trust Purchaser Termination Fee. In the event of a Parent Participating Qualified Termination (as defined in the Parent Equity Commitment Letter), Parent shall pay to the Company an amount equal to 64.5% multiplied by the Purchaser Termination Fee (as defined in the Parent Equity Commitment Letter) within two (2) Business Days following such termination.

ARTICLE VII

CONDITIONS

Section 7.1Conditions to Obligations of Each Party. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto:

a.No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions.

b.Pending Actions. There shall not be pending any Action by any Governmental Authority challenging, or seeking material damages in connection with, the Transactions or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent of all or any material portion of the Company or its Subsidiaries.

Section 7.2Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions are also subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived in writing by Parent:

a.Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries); Section 3.3 (Authorization of Agreement); Section 3.4 (Capitalization) and Section 3.22 (Brokers) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing Date, as though made on the Closing Date; and (ii) each other representation and warranty of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date, in each case, without giving effect to any “Company Material Adverse Effect” or materiality qualification therein (except in each case for those representations and warranties which address matters only as of a particular date which representations shall have been true and correct as of such particular date), except in the case of this clause (ii) where the failure of such representations and warranties to be true and correct as of the Closing Date would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company (which, together with the certificate referred to in Section 7.2(b), the “Closing Certificates”).

b.Agreements and Covenants. The Company shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

c.Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance or other matter that, individually or together with all such other events, circumstances or matters, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

d.Specified Conditions. The conditions set forth on Schedule 7.2(d) shall have been satisfied.

e.Deliverables. The Company shall have delivered, or caused to be delivered, the following to Parent:

i.evidence reasonably satisfactory to Parent that the assets of the Company and its Subsidiaries have been released from all security interests thereon and the Company and its Subsidiaries shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests;

ii.evidence reasonably satisfactory to Parent that the Action by Written Consent signed by the Company Stockholders, which provides for the adoption and approval of this Agreement and the Transactions shall have been executed by the Company Stockholders and is in full force and effect, and such Action by Written Consent shall not have been modified or rescinded, on and as of the Closing Date, which shall be certified by the Secretary of the Company;

iii.evidence reasonably satisfactory to Parent that the resolutions duly adopted by the board of directors of the Company (A) approved this Agreement, the Merger and the Transactions, (B) recommended that the Company Stockholders adopt and approve this Agreement and approve the Merger and (C) authorized the Company, to execute, deliver and perform this Agreement and the Transactions, and such resolutions shall not have been modified or rescinded, on and as of the Closing Date, which shall be certified by the Secretary of the Company;

iv.certified copies of the certificate of incorporation and/or other applicable organizational documents of the Company and its Subsidiaries from their respective states of incorporation, formation or organization, as the case may be;

v.the Payoff Letters;

vi.written resignations of all officers, managers and directors of the Company and each of its Subsidiaries requested by Parent, each effective as of the Effective Time;

vii.the FIRPTA Certificate;

viii.evidence reasonably satisfactory to Parent that the Estimated Cash exceeds the Target Cash; and

ix.each of the Joinder and Release Agreements and Rollover Agreements executed by Cannae Holdings, Inc. and Cannae Company Stockholder contemporaneously with this Agreement shall remain in full force and effect as of the Closing, none of the aforementioned agreements shall have been breached (which breach is continuing), rescinded or threatened in writing to be rescinded by any of the parties thereto, and the Rollovers (for purposes of this Section 7.2(e)(ix), solely with respect to Cannae Holdings, Inc. and Cannae Company Stockholder) shall have been consummated in accordance with the terms of the Rollover Agreements executed by Cannae Holdings, Inc. and Cannae Company Stockholder.

Section 7.3Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company:

a.Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.3 (Authorization of Agreement) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date; and (ii) each other representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date (except in each case for those representations and warranties which address matters only as of a particular date which representations shall have been true and correct as of such particular date), except with respect to clause (ii) hereof, in each case, or in the aggregate, as does not have a material adverse effect on Parent’s ability to consummate the Transactions. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent.

b.Agreements and Covenants. Parent shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. The Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer of Parent.

c.Specified Conditions. The conditions set forth on Schedule 7.3(c) shall have been satisfied.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.1Indemnification.

a.Subject to the terms and conditions of this Article VIII, upon the Closing of the Transactions, each of the Company Securityholders, severally and not jointly, in accordance with each such Company Securityholder’s Pro Rata Portion, hereby agrees to indemnify, defend and hold harmless (i) Parent, (ii) Parent’s Affiliates and (iii) the officers, managers, directors and employees of Parent and Parent’s Affiliates (collectively, but excluding the Company Securityholders in such capacity, the “Parent Indemnified Parties” and individually, each a “Parent Indemnified Party”) from and against all losses, Liabilities, damages, deficiencies, costs, Taxes, expenses and penalties (including interest imposed or assessed by any judicial or administrative body), as well as reasonable legal fees, disbursements and costs related thereto, whether or not arising out of a Third Party Claim and including all amounts for the investigation, defense or settlement of the foregoing (“Damages”) actually paid, suffered or incurred (as reasonably documented) at any time by a Parent Indemnified Party based upon, arising out of or otherwise in respect of:

i.any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement or any of the Closing Certificates (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

ii.any breach of any covenant or agreement of the Company or the Securityholder Representative contained in this Agreement;

iii.any Securityholder Matter;

iv.any and all litigation or arbitrations set forth or required to be set forth on Section 3.9 of the Company Disclosure Schedule (provided, that such indemnifiable Damages shall only be the amount in excess of any reserve Liability included in the determination of Final Net Working Capital pursuant to Section 2.10);

v.any Indebtedness existing as of the Closing Date or Transaction Expenses in excess of those set forth on the Payoff Letters (in the case of Indebtedness) and not taken into account in the calculation of the Merger Consideration as of the Settlement Date;

vi.any Pre-Closing Taxes set forth in clause (A), clause (C) and/or clause (D) of the definition thereof;

vii.any Pre-Closing Taxes set forth in clause (B) of the definition thereof; or

viii.the Section 3.23 Disclosure (as defined in the Company Disclosure Schedule).

b.The maximum amount that any Parent Indemnified Party may recover from the Company Securityholders pursuant to Section 8.1(a)(i) (other than in respect of any claim arising from (x) Fraud or (y) any breach or inaccuracy of the Fundamental Representations or the Tax Representations), or Section 8.1(a)(viii) shall not exceed the Liability Cap. For purposes of clarity, the limitations set forth in this Section 8.1(b) shall not apply to (i) claims based on inaccuracies in or breaches of any of the Fundamental Representations or Tax Representations and (ii) claims based on any of the matters set forth in Sections 8.1(a)(ii) through Section 8.1(a)(vii).

c.The maximum amount that any Parent Indemnified Party may recover (i) from each of the Company Securityholders shall not exceed such Company Securityholder’s Pro Rata Portion of such Damages and (ii) pursuant to Section 8.1(a)(i) in respect of any breach or inaccuracy of the Fundamental Representations or Tax Representations, Sections 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(iv), Section 8.1(a)(v) and Section 8.1(a)(vi) shall be limited to the total amount of consideration actually paid to such Company Securityholder pursuant to this Agreement and the Rollover Amount attributable to such Company Securityholder’s Rollover Shares. For purposes of clarity, the limitations set forth in Section 8.1(c)(ii) shall not apply to any claim arising from Fraud or under Section 8.1(a)(vii).

d.The parties acknowledge and agree that, if the Surviving Company or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any breach of or inaccuracy of any representation, warranty, covenant or Contract (such Damages, the “Surviving Company Damages”), then (without limiting any of the rights of the Surviving Company as a Parent Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Company, to have incurred Damages as a result of and in connection with such breach or inaccuracy (it being understood that any Damages suffered or incurred by the Surviving Company shall be recoverable under this Article VIII by either Parent or the Surviving Company, but not both of them).

e.Notwithstanding anything to the contrary in this Agreement, (i) Parent and Parent’s Affiliates shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes were taken into account in the Final Net Working Capital, Indebtedness or Transaction Expenses and actually reduced the Merger Consideration pursuant to Section 2.10 and (ii) Damages shall exclude (A) any special, indirect, consequential (to the extent not reasonably foreseeable), exemplary or punitive damages except to the extent such damages are awarded to a third party and (B) any losses or damages associated with any lost profits or lost opportunities (to the extent not reasonably foreseeable) except to the extent such damages are awarded to a third party.

f.Nothing in this Agreement shall limit the rights or remedies of any Parent Indemnified Party against any particular Company Securityholder, or the liability of any particular Company Securityholder, for the Fraud of such Company Securityholder or a breach by such Company Securityholder of any provision of such Company Securityholder’s Letter of Transmittal, Joinder and Release or Rollover Agreement (as applicable).

g.Notwithstanding anything to the contrary in this Agreement, Parent and Parent’s Affiliates shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are claimed pursuant to Section 8.1(a)(vi) or Section 8.1(a)(vii) and result from transactions or actions taken by Parent or any of its Affiliates (including, for the avoidance of doubt, the Company and any of its Subsidiaries) on the Closing Date after the Closing that are outside the ordinary course of business consistent with past practice other than as expressly contemplated or required by this Agreement), or (ii) result from a Parent debt financing transaction (which, for the avoidance of doubt, would not include the Rollover).

h.The provisions of this Article VIII are intended to be for the benefit of, and shall be enforceable by, each Parent Indemnified Party and their respective legal representatives, which shall each be deemed to be third party beneficiaries under this Agreement; provided that no Parent Indemnified Party will initiate or pursue a claim pursuant to this Section 8.1 over the objections of Parent.

Section 8.2Defense of Third Party Claims. In addition to the provisions of Section 8.3, the obligations and liabilities of the Company Securityholders to indemnify any party under this Article VIII with respect to Damages relating to or arising from third Person claims or actions (a “Third Party Claim”), shall be subject to the following terms and conditions:

a.Any Parent Indemnified Party to be indemnified hereunder (whether one or more) will give the Securityholder Representative reasonably prompt written notice following receipt of any such Third Party Claim. Failure of the Parent Indemnified Party to give such notice shall not affect the Company Securityholders’ duty or obligation under this Article VIII, except to the extent the Company Securityholders are materially prejudiced thereby. If such Third Party Claim involves a demand for injunctive relief against a Parent Indemnified Party, the Parent Indemnified Party will have the right to undertake the defense, compromise or settlement discussions of such Third Party Claim, which right shall be exercised upon written notice to the Securityholder Representative upon written notice of any such Third Party Claim or promptly following such time that the third-party assets a demand for injunctive relief. Subject to the preceding sentence, the Securityholder Representative may undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Parent Indemnified Party upon written notice to the Parent Indemnified Party within ten (10) days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). If the Securityholder Representative undertakes the defense of a Third Party Claim, (i) it will conduct the defense actively and diligently and in good faith, (ii) the Parent Indemnified Party shall make available to the Securityholder Representative or its representatives all records and other materials required by them and in the possession or under the control of the Parent Indemnified Party, for the use of the Securityholder Representative and its representatives in defending any such Third Party Claim, and shall in other respects give reasonable cooperation in such defense and (iii) the Parent Indemnified Party may retain separate co-counsel at its sole cost and expense; provided, however, that such Parent Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Company Securityholders if (A) requested by the Securityholder Representative to participate; (B) in the reasonable opinion of counsel to the Parent Indemnified Party, a conflict or potential conflict exists between the Parent Indemnified Party and the Company Securityholders that would make such separate representation advisable; or (C) to the extent the applicable Third Party Claim involves the seeking of injunctive or equitable relief.

b.If the Securityholder Representative, within ten (10) days after written notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), elects not to defend such Third Party Claim or thereafter fails or ceases to defend such Third Party Claim, actively (given the nature of the case) and in good faith, then the Parent Indemnified Party will (upon further advance written notice of at least three (3) days) have the right to undertake the defense, compromise or settlement discussions of such Third Party Claim, or discuss consent to the entry of a judgment with respect thereto, and the Company Securityholders and the Securityholder Representative shall thereafter have no right to undertake the defense, compromise or settlement thereof. Any such assumption, compromise or settlement by such Parent Indemnified Party shall not be dispositive of the amount of Damages, but shall not otherwise relieve the Company Securityholders of their other obligations under this Article VIII.

c.Notwithstanding anything in this Section 8.2 to the contrary the Securityholder Representative shall not, without the written consent of the Parent Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Parent Indemnified Party of a customary unconditional release from all liability in respect of such Third Party Claim, and (ii) provides relief other than monetary damages that are to be paid in full by the Company Securityholders.

d.The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the Third Party Claim. Each party shall make available to any other party controlling the defense of any Third Party Claim all records and other materials required by the other party and in the possession or under the control of such party, for the use of the other party in defending such Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

e.To the extent that this Section 8.2 conflicts with Section 6.4(g), Section 6.4(g) shall control.

Section 8.3Other Claims, Payment.

a.Upon the occurrence of Damages for which indemnification is believed (in good faith) by Parent to be due under this Article VIII, the Parent Indemnified Party shall provide notice of such Damages to the Securityholder Representative, stating in reasonable detail the circumstances giving rise to the Damages, specifying the representation, warranty or covenant of this Agreement alleged to have been breached, specifying the estimated amount of the Damages (if known), and making a request for any payment then believed due. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Securityholder Representative does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Parent Indemnified Party and the Securityholder Representative shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a mutually acceptable resolution cannot be reached between the Parent Indemnified Party and the Securityholder Representative within such thirty (30) day period, each party may thereupon proceed to pursue any and all available remedies at law.

b.In connection with any claim, each of the parties shall grant the other parties and their representatives all reasonable access to the books, records, employees and properties of such Person to the extent reasonably related to the matters to which the applicable claim relates.

Section 8.4Satisfaction of Claims.

a.If the Company Securityholders are determined to owe, or have paid, an amount in the aggregate pursuant to this Article VIII less than or equal to the Liability Cap, then such amount due to the Parent Indemnified Party hereunder shall be satisfied by the delivery to the Parent Indemnified Party from the Company Securityholders directly, in each case, in accordance with each such Company Securityholder’s Pro Rata Portion, an amount in cash equal to the amount owed pursuant to this Article VIII, subject in all cases to the provisions of Section 8.1(b) and Section 8.1(c), which amount shall be paid by the Company Securityholders promptly after such amount is finally determined in accordance with this Article VIII.

b.If the Company Securityholders are determined to owe, or have paid, an amount pursuant to this Article VIII in excess of the Liability Cap (other than such amounts relating to any claims with respect to a breach or inaccuracy of the Fundamental Representations or the matters set forth in Section 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(v) and Section 8.1(a)(vii)), then any additional amount due to the Parent Indemnified Party hereunder shall be satisfied, in each case, in accordance with each such Company Securityholder’s Pro Rata Portion, first by the cancellation of such Company Securityholder’s Exchange Shares (and each Exchange Share so cancelled shall be deemed to be extinguished at the Deemed Value of such Exchange Share) and to the extent the cancellation of such Exchange Shares is insufficient to satisfy the total amount due, then by the delivery to the Parent Indemnified Party from the Company Securityholder directly such shortfall amount in cash.

c.Notwithstanding the foregoing, if a Company Securityholder has validly filed a claim under the RWI Policy, the Company Securityholder’s obligation to pay any amount owed pursuant to this Article VIII shall be extended until the earlier of (i) six (6) months following the date such claim has been delivered against such Company Securityholder and (ii) such time as such claim is resolved or affirmatively denied by the insurer.

Section 8.5Survival of Representations and Warranties, Liability Limitations.

a.All representations and warranties of the Company in this Agreement shall survive the Closing and any investigation thereof and all covenants and agreements of the Company, the Securityholder Representative and Parent shall survive the Closing until performed; provided, however, that in no event shall any Parent Indemnified Party be permitted to make any claim unless a bona fide written claim delivered in compliance with Section 8.2(a) (in the case of a Third Party Claim) or Section 8.3 (in the case of any other claim under this Article VIII) shall have been delivered (i) on or before the General Survival Date for any claim made pursuant to Section 8.1(a)(i) (other than in respect of the Fundamental Representations, the Tax Representations or any claim involving Fraud), (ii) on or before the thirtieth (30th) day after the expiration of the applicable statute of limitations, including any extensions thereof, for any claim made pursuant to Section 8.1(a)(i) in respect of the Tax Representations or any claim made under Section 8.1(a)(vi) or Section 8.1(a)(vii) or (iii) on or before the fifth anniversary of the Closing Date for any other claim made pursuant to Section 8.1(a) (including, but subject to Section 8.1(f), any claim involving Fraud); provided that if, at any time prior to such date, any Parent Indemnified Party delivers to the Securityholder Representative any such notice, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

b.Except with respect to remedies provided by Section 10.8, after the Closing, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Company Securityholders under this Agreement.

c.A Parent Indemnified Party shall not be entitled to indemnification for Damages under Section 8.1(a)(i) (other than in respect of any claim arising from (x) Fraud or (y) any breach or inaccuracy of the Fundamental Representations or the Tax Representations) until the Parent Indemnified Parties shall have first incurred aggregate Damages indemnifiable under Section 8.1(a)(i) in excess of $975,000 (the “Deductible”) (at which time the Company Securityholders shall be obligated for all such Damages of the Parent Indemnified Parties in excess of the Deductible, but subject to the limitations set forth in Section 8.1(b) and Section 8.1(c)).

d.The waiver of any condition to the consummation of this Agreement in Article VII on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

e.No Parent Indemnified Party shall make an indemnification claim hereunder to the extent the Damages underlying such claim were taken into account and actually reduced the Merger Consideration pursuant to Section 2.10.

f.No Company Securityholder shall exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Company or any Parent Indemnified Party in connection with any indemnification obligation or any other liability to which such Company Securityholder may become subject under or in connection with this Agreement.

Section 8.6Insurance Effect. If a Parent Indemnified Party has received the payment required by this Agreement from the Company Securityholders in respect of any Damages and later receives proceeds from insurance policies maintained by the Company prior to Closing in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Company Securityholders and shall pay to the Company Securityholders as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments or distributions from the Company Securityholders pursuant to this Agreement in respect of such Damages (net of any out-of-pocket costs reasonably incurred pursuing or obtaining such insurance proceeds, deductibles, and increased premium amounts for the applicable policy that are directly attributable to such claim, which increased amounts are payable within one year of such Parent Indemnified Party receiving such proceeds).

Section 8.7Tax Effect. Notwithstanding anything to the contrary contained herein, the parties acknowledge that any Tax benefit actually realized by the Parent Indemnified Party as a result of the incurrence or payment of Damages shall be taken into account in calculation of the Damages incurred or suffered by the Parent Indemnified Party to the extent such Tax benefit is realized in the taxable period during which the Damages are incurred or in the immediately following taxable period. The amount of the reduction to Damages arising from any Tax benefit shall be determined on a “with and without” basis by comparing the excess of (i) the Tax liability of the Parent Indemnified Party without taking into account the effects of the incurrence of the applicable Damages; and (ii) the Tax liability of the Parent Indemnified Party taking into account the effects of the incurrence of the applicable Damages. The amount of Damages incurred by any Parent Indemnified Party shall take into account and be increased by the Tax costs of receiving any indemnity payment hereunder.

Section 8.8Mitigation. Upon any Parent Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Parent Indemnified Party pursuant to this Article VIII, such Parent Indemnified Party shall utilize commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages.

Section 8.9Securityholder Representative; Fees and Expenses.

(a)For purposes of this Agreement, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger) to have consented to the appointment of Cannae Holdings, Inc., as the representative of such Company Securityholder, as the attorney-in-fact for and on behalf of each such Company Securityholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to (i) execute this Agreement and any other agreements, documents and certificates pursuant hereto (except for the Letters of Transmittal which each Company Stockholder is required to execute), including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements; (ii) authorize delivery to any Parent Indemnified Party from the Company Securityholders, in satisfaction of indemnification or other claims contemplated by this Agreement; (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims; (iv) resolve any indemnification or other claims; (v) receive and forward notices and communications pursuant to this Agreement; and (vi) take all actions necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and any other agreements, documents and certificates hereto. Cannae Holdings, Inc. hereby accepts its appointment as the Securityholder Representative. The Securityholder Representative is authorized by each Company Securityholder by virtue of the adoption and approval of this Agreement and approval of the Merger to act on its behalf as required hereunder. The Company Securityholders entitled to a majority of the Merger Consideration can appoint a new Securityholder Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Securityholder Representative to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(b)Notwithstanding anything to the contrary in this Agreement or otherwise, Parent and Merger Sub shall be entitled to rely on any action taken by the Securityholder Representative, on behalf of the Company Securityholders, pursuant to this Section 8.9 (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Company Securityholder as fully as if such Person had taken such Authorized Action. Parent and Merger Sub may rely upon the authority of the Securityholder Representative to act as the agent of the Company Securityholders. In furtherance of the foregoing, Parent and Merger Sub may rely, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Securityholder Representative or actions omitted to be taken by the Securityholder Representative in connection with this Agreement and the transactions contemplated hereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Securityholder Representative shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by the Company Securityholders. Any notice or communication delivered by Parent or Merger Sub to the Securityholder Representative shall be deemed to have been delivered to all Company Securityholders. Parent and Merger Sub shall be entitled to disregard any decisions, communications or writings made, given or executed by any Company Securityholder in connection with this Agreement and any of the transactions contemplated by this Agreement unless the same is made, given or executed by the Securityholder Representative. Any payment by Parent or Merger Sub to the Securityholder Representative under this Agreement on behalf of or for the benefit of the Company Securityholders will be considered a payment by such Person to the Company Securityholders. Subject to actual payment of any such amounts by Parent or Merger Sub in accordance with this Agreement, neither Parent nor Merger Sub shall have any liability or other obligation to any Company Securityholders or any other Person with respect to any claim that the amounts paid in accordance with such allocation are incomplete or inaccurate.

(c)The parties acknowledge that the Securityholder Representative’s obligations under this Article VIII are solely as a representative of the Company Securityholders with respect to the obligations to indemnify the Parent Indemnified Parties under this Article VIII and that the Securityholder Representative (only in its capacity as such and not with respect to its obligations, to the extent applicable, as a Company Securityholder) shall have no personal responsibility for any expenses incurred by it in such capacity or for any indemnification obligations of the other Company Securityholders. Out- of-pocket expenses of the Securityholder Representative for attorneys’ and accountants’ fees and other costs shall be reimbursed from the Company Securityholders based on their Pro Rata Portion of such expenses.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
Section 9.1Termination. This Agreement may be terminated at any time prior to the Closing:

a.by mutual written consent of Parent and the Company;

b.by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 7.2; and (ii) has not been cured within thirty (30) days following the earlier of receipt by Parent of written notice of such breach or untruth from the Company, as the case may be, or receipt by the Company of written notice of such breach or untruth from Parent unless such breach cannot by its natured be cured;

c.by the Company, upon a breach of any representation, warranty, guarantee, covenant or agreement on the part of Parent set forth in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 7.3; and (ii) has not been cured within thirty (30) days following the earlier of receipt by the Company of written notice of such breach or untruth from Parent or receipt by Parent of written notice of such breach or untruth from the Company unless such breach by its nature cannot be cured;

d.by either Parent or the Company, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal; or

e.by either Parent or the Company, if the Closing shall not have occurred by February 28, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date.

Section 9.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Merger Sub or the Company or their respective officers, managers, directors, securityholders, managers or partners and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto of any liability for any and all of the damages suffered by the other party hereto as a result of any Fraud or intentional breach of such party’s representations, warranties, covenants or agreements contained in this Agreement provided, however, for the avoidance of doubt, that following termination of this Agreement (a) Parent’s and Merger Sub’s right to pursue legal remedies under this Agreement shall be limited to the Company, and Parent and Merger Sub shall have no right to pursue remedies under this Agreement or otherwise against the Securityholder Representative or any Company Securityholder individually, and (b) the Company’s, the Securityholder Representative’s and any Company Securityholder’s right to pursue legal remedies under this Agreement shall be limited to Parent, and none of the Company, the Securityholder Representative or any Company Securityholder shall have any right to pursue remedies under this Agreement or otherwise against any other Person (whether a Parent Indemnified Person or otherwise). Notwithstanding the foregoing, the provisions of Section 6.10, this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

Section 9.3Amendment. Subject to applicable Law, this Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Section 9.4Waiver. At any time prior to the Closing, any party hereto entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS
Section 10.1Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) one (1) business day after mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (c) if sent by electronic transmission to the email address specified below, when transmitted and receipt is confirmed:

If to Parent or Merger Sub, to:
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Attention: Stephen Wise and James Shillito
E-mail: Stephen.Wise@carlyle.com; James.Shillito@carlyle.com with a copy to:
Latham & Watkins LLP
555 11th Street NW
Washington D.C. 20004
Attention: Paul Sheridan
E-mail: paul.sheridan@lw.com
If to the Company, to:
T-System Holding LLC
4020 McEwen Road
Dallas, Texas 75244
Attention: General Counsel
Email: mgravelle@fnf.com

with a copy to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, California 90401
Attention: Matt Hallinan
E-mail: mhallinan@cooley.com
If to the Securityholder Representative, to:
Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
Attention: General Counsel
E-mail: mgravelle@fnf.com

with a copy to:
Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, California 90401
Attention: Matt Hallinan
E-mail: mhallinan@cooley.com
Section 10.2Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

Section 10.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.4Entire Agreement. This Agreement (together with the Company Disclosure Schedule), the Confidentiality Agreement, the Joinder and Release Agreements, the Rollover Agreements, the Parent Equity Commitment Letter and the Letters of Transmittal and the other Transaction Documents constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 10.5Company Disclosure Schedule. The Company Disclosure Schedule to this Agreement is hereby incorporated and made a part hereof and is an integral part of this Agreement. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement, and the disclosure in any such numbered and lettered paragraph shall qualify only the corresponding numbered and lettered paragraph of this Agreement (except to the extent disclosure in any numbered and lettered paragraph is specifically cross-referenced or it is reasonably apparent on its face that such disclosed information is applicable to such numbered and lettered paragraph). The Company and Securityholder Representative may, at their option, include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

Section 10.6Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties; provided that, without such consent, Parent or the Surviving Company may assign its rights hereunder to any of its Affiliates or make a collateral assignment of rights hereunder to any lender or other debt financing source.

Section 10.7Parties in Interest. Subject to Section 10.6 and Section 10.16, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 6.3, Section 6.6 or Section 8.1(h), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to Parent, the Parent Indemnified Parties shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor.

Section 10.8Specific Performance.

a.Except as otherwise limited or provided herein, any and all remedies available to a party under the law will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

b.The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief and other equitable relief (without posting a bond) by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 10.9Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 10.10Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.

Section 10.11Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 10.12Personal Liability. Except as otherwise specifically set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of (i) any Affiliate of the Company or Parent, (ii) any direct or indirect shareholder, partner or member of any such Affiliate or the Company or Parent or (iii) any officer, manager, director, employee, agent, representative or investor of any of the foregoing or of any other party hereto.

Section 10.13Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when Parent, Merger Sub, the Company and the Securityholder Representative shall have executed and delivered this Agreement.

Section 10.14Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the Transactions, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that in the event of a Closing, all Transaction Expenses will be for the account of the Company Securityholders, regardless of whether incurred by them (or, for example, by the Company).

Section 10.15Conflict of Interest. If the Securityholder Representative so desires, acting on behalf of the Company Securityholders and without the need for any consent or waiver by Parent, the Company or the Surviving Company, Cooley LLP (“Cooley”) shall be permitted to represent the Company Securityholders after the Closing in connection with any matter, including, without limitation, anything related to the Merger or the other Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Company Securityholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Parent, the Company or the Surviving Company or any of their agents or affiliates under or relating to this Agreement, the Merger or the other Transactions, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley , unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Securityholders or the Securityholder Representative consents in writing at the time to such engagement. Any such representation of Parent, the Company or the Surviving Company by Cooley after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Cooley is representing Parent, the Company or the Surviving Company after the Closing, Cooley shall be permitted simultaneously to represent the Company Securityholders in any matter, including any disagreement or dispute relating hereto. Furthermore, Cooley shall be permitted to withdraw from any representation of Parent, the Company or the Surviving Company in order to be able to represent or continue so representing the Company Securityholders, even if such withdrawal causes Parent, the Company or the Surviving Company additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. Following the Effective Time, except with the consent of the Securityholder Representative, neither Parent, the Company nor the Surviving Company, nor any Person acting on behalf of or through Parent, the Company or the Surviving Company, will seek to obtain or use the Privilege Assets without the Securityholder Representative’s consent, provided that the Securityholder Representative shall not unreasonably withhold its consent if any such Person is seeking to use such Privilege Assets in defense or prosecution of a claim brought by or against a third party that is not a Company Securityholder. Notwithstanding the foregoing, nothing shall prevent Parent, the Company, the Surviving Company or any Person acting on behalf of or through any of them from complying with applicable Law or court order.

Section 10.16Provisions Relating to Debt Financing Sources.

a.Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (which defined term for the purposes of this provision shall include the Debt Financing Sources and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitment Letters) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby.

b.Notwithstanding anything to the contrary contained in this Agreement, (i) the Company, the Securityholder Representative and each of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, the Securityholder Representative and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

c.Notwithstanding anything to the contrary contained in this Agreement, (i) the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 10.16, along with Section 9.3, and (ii) this Section 10.16, along with Section 9.3, shall not be amended, modified, supplemented or waived in a manner that is materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.
COMPANY

T-SYSTEM GROUP, INC.

By:  /s/ Brent Bickett
Name: Brent B. Bickett
Title: President

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

PARENT
Coding Solutions Acquisition, Inc.

By: /s/ Joseph Z. Bress
Name: Joseph Z. Bress
Title: President

MERGER SUB
Coding Solutions Merger Sub, Inc.

By: /s/Joseph Z. Bress
Name: Joseph Z. Bress
Title: President

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

SECURITYHOLDER REPRESENTATIVE
Cannae Holdings, Inc.

By: /s/Brent Bickett
Name: Brent B. Bickett
Title: President